As filed with the Securities and Exchange Commission on November 2, 2006
Registration No. 333-137151

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM SB-2
REGISTRATION STATEMENT
Under
The Securities Act of 1933

VIKING SYSTEMS, INC.
(Exact name of Small Business Issuer as specified in charter)

Delaware	(3845)	86-0913802
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number	Identification Number)

4350 La Jolla Village Dr., Suite 900
San Diego, CA 92122
(858) 431-4010
(Address and telephone number of principal executive office)

Donald E. Tucker
Chief Executive Officer
4350 La Jolla Village Dr., Suite 900
San Diego, CA 92122
(858) 431-4010
(Name, address and telephone number of agent for service)
with copies to:

A.O. Headman, Jr., Esq.
Cohne, Rappaport & Segal
257 East 200 South Seventh Floor
(801) 532-2666
Fax (801) 238-4606
Salt Lake City, Utah 84111

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value, underlying Series B Preferred Stock (1)	13,644,444	$0.45 (1)	$6,140,000	$657
Common Stock, $.001 par value, Underlying Common Stock Purchase Warrants (2)	22,222,222	$0.45(2)	$10,000,000	$1,070
Common Stock, $.001 par value, issuable as dividends on Series B Preferred Stock (3)	5,486,000	$0.45 (3)	$ 2,468,700	$ 265
Total	41,352,666	$0.45 (1)	$18,608,700	$1,992

(1)    Consists of common stock underlying Series B Convertible Preferred Stock. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (g) under the Securities Act of 1933, with respect to shares of common stock issuable upon the conversion of outstanding convertible preferred stock, at the higher of (1) the average sales price (which was $0.39 on August 30, 2006) or (2) the conversion price of such convertible preferred stock. In addition to any securities that may be registered hereunder, we are also registering an indeterminable number of additional shares of our common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution resulting from stock splits, stock dividends, and similar transactions.

(2)    Consists of common stock underlying outstanding Common Stock Purchase Warrants. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (g) under the Securities Act of 1933, with respect to shares of common stock issuable upon the exercise of the outstanding Warrants, at the higher of (1) the average sales price (which was $0.39 on August 30, 2006) or (2) the exercise price of such Warrants $0.35. In addition to any securities that may be registered hereunder, we are also registering an indeterminable number of additional shares of our common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution resulting from stock splits, stock dividends, and similar transactions.

(3)    Consists of common stock issuable as dividends on Viking’s outstanding Series B Preferred Stock for a period of three years. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c). In addition to any securities that may be registered hereunder, we are also registering an indeterminable number of additional shares of our common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution resulting from stock splits, stock dividends, and similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

You should rely only on the information contained in this prospectus, including the financial statements and information incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus or the date of the documents incorporated by reference in this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

iii

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither the selling stockholders nor we are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2006

PROSPECTUS

VIKING SYSTEMS, INC.

41,352,666 SHARES OF COMMON STOCK

This prospectus relates to the reoffer and resale, from time to time, of up 41,352,666 shares of common stock of Viking Systems, Inc. by the selling stockholders listed on page 49of this prospectus.

The 41,352,666 shares offered hereby include (i)13,644,444 shares that underlie shares of Viking System, Inc.’s Series B Convertible Preferred Stock, (ii) 22,222,222 shares that are issuable upon the exercise of Common Stock Purchase Warrants, and (iii) 5,486,000 shares of common stock issuable as dividend payments on the Series B Preferred Stock for a period of three years. Shares of Series B Convertible Preferred Stock are convertible into common stock based at an effective price of $0.18 per share of common stock subject to certain adjustments. The Warrants are exercisable at price of 0.35 per share subject to certain adjustments. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Effective August 10, 2006, a registration statement relating to 30,800,000 shares of common stock underlying Series B Convertible Preferred Stock was declared effective. Such 30,800,000 shares were registered for the same selling stockholders that own or are entitled to the 41,352,666 shares offered hereby. This current registration statement relates to additional Series B Convertible Preferred Stock and Common Stock Purchase Warrants owned by such selling stockholders.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is traded on the Over-The-Counter Bulletin Board under the symbol “VKSY”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on October 25, 2006 was $0.21.

______________________

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
SEE “RISK FACTORS” BEGINNING ON PAGE 6.
______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
______________________

The date of this prospectus is _____________, 2006

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making any investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements, and the notes to the financial statements.

Overview

 Viking Systems, Inc. (“Viking”, “We”, “Us,” or the “Company”) designs, manufactures, and markets FDA cleared high performance laparoscopic vision systems. Viking’s primary product is the EndoSite 3Di Digital Vision System (the “EndoSite 3Di System”), an advanced three dimensional (“3-D”) vision system used by surgeons for complex minimally invasive laparoscopic surgery, with an initial focus on applications in urology, bariatrics, and laparoscopic gynecology. Viking Systems also manufactures advanced two dimensional (“2-D”) digital cameras that are sold through strategic partner and Original Equipment Manufacture (“OEM”) programs.

A glossary of terms used in this prospectus is set forth on page 51 of this prospectus.

Our technology and know-how center on our core technical competencies in optics, digital imaging, sensors, surgical robotics, and image management. Viking’s focus is to deliver advanced integrated information, visualization, and control solutions to the surgical team, enhancing their capability and performance in complex, minimally invasive surgical procedures.

Viking’s proprietary solutions for surgery are based on three principles:

        •      That 3-D vision, providing natural depth perception and a clear view of a patient’s anatomy, is superior in facilitating the performance of complex surgical tasks;

        •      That a Head Mounted Display, or HMD is a more ergonomic display solution for surgeons and interventional physicians than conventional video monitors; and

        •     That integrating additional information in a voice controlled, picture-in-picture format into the surgeon’s view, in conjunction with the anatomical view, can facilitate decision making during surgery.

As of September 30, 2006, we had an installed base of more than twenty 3-D vision systems worldwide and more than 500 2-D digital cameras with OEM partners, including Boston Scientific Corporation (“Boston Scientific”, NYSE: BSX) and Medtronic, Inc. (“Medtronic”, NYSE: MDT). The list price for products range from $125,000 to $200,000 for EndoSite 3Di Systems and from $3,000 to $27,000 for 2-D digital cameras and components.

Effective July 25, 2006, we changed our domicile from the State of Nevada to the State of Delaware by way of a reincorporation merger. Our Certificate of Incorporation and Bylaws as a Delaware corporation are similar to the Articles of Incorporation and Bylaws we had as a Nevada Corporation.

Our executive offices are located at 4350 La Jolla Village Drive, Suite 900, San Diego, CA 92122. Our manufacturing facilities are located in Westborough, Massachusetts.

From the date of our incorporation and through June 30, 2006, we had cumulative losses of $18,588,181. There can be no assurance that we will ever earn any profits.

Common Stock as of September 30, 2006

Common stock outstanding                                                                                                               61,864,941 shares
Common stock issuable upon conversion of
     Series B Preferred Stock                                                                                                                44,444,444 shares

Common Stock underlying Options and Warrants                                                                        38,430,722 shares

Common Stock Offered by Selling Stockholders

The selling stockholders are offering (i) up to 13,644,444 shares of common stock underlying 2,456 Shares of Series B Preferred Stock, (ii) 22,222,222 shares of common stock issuable upon the exercise of Common Stock Purchase Warrants exercisable at $0.35 per share, and (iii) 5,486,000 shares of common stock issuable as dividend payments on the Series B Preferred Stock for a period of three years. The Series B Stock is convertible into Viking common stock at an effective conversion price of $0.18 per share of common stock. The conversion price of the Series B Preferred Stock, the exercise price of the Warrants, and the number of shares issuable upon the conversion of the Series B Preferred Stock and the exercise of the Warrants, are subject to adjustment pursuant to the terms of the transaction documents.

This is the second registration statement we have filed for the selling shareholders listed on page 49 of this prospectus. The first registration statement was declared effective August 10, 2006. The first registration statement related to 30,800,000 shares of common stock underlying 5,544 shares of Series B Preferred Stock owned by the selling shareholders.

We anticipate that following the effective date of this current registration statement we will file another registration statement covering securities for persons not included in the selling stockholder group of this registration statement.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling stockholders.We will receive proceeds to the extent that the selling stockholders exercise the Warrants, of which there can be no assurance. If all Warrants owned by the selling stockholders were to be exercised, we would receive proceeds of approximately $7,778,000. We anticipate such proceeds would be used for general corporate purposes.

Over-the Counter Bulletin Board Symbol

VKSY

May 2006 Securities Purchase Agreement

On May 22, 2006, we completed the sale of 8,000 shares of our Series B Convertible Preferred Stock (“Preferred Stock”) to nine institutional investors (the “Investors”), all of whom are included in the selling stockholders group. In connection with our sale of Preferred Stock, we entered into a Securities Purchase Agreement and Registration Rights Agreement with each of the Investors. Each of the Investors was also issued common stock purchase warrants (the “Warrants”) in the Preferred Stock transaction (“Preferred Stock Transaction”). We previously registered 30,800,000 shares of common stock underlying 5,544 shares of Series B Preferred Stock sold to such investors. This registration statement relates to the shares of common stock underlying the remaining 2,456 shares of Series B Preferred Stock and to all of the shares of common stock underlying the Warrants and shares of common stock issuable as dividend payments on the Preferred Stock for three years. We filed a Certificate of Designation with the Office of the Secretary of State of the State of Delaware, which sets forth the terms, conditions, and preferences of the Series B Preferred Stock issued in the Preferred Stock Transaction. The Securities Purchase Agreement and related agreements and documents (“Transaction Documents”) are attached as exhibits to a Form 8-K disclosing the Preferred Stock Transaction filed May 25, 2006. Set forth below is a summary of some of the terms of the Preferred Stock Transaction, which summary is qualified by the specific terms of the Transaction Documents.

As a condition to the closing of the Preferred Stock Transaction, we completed a conversion of certain outstanding Convertible Notes in the aggregate principal amount of $4,750,000 into 26,388,891 shares of our common stock. The conversion price for such shares was $0.18. These Convertible Notes were issued in 2005 and originally were payable on March 22, 2006, but were extended pursuant to the agreement of Viking on the holders of the Convertible Notes. The Convertible Notes were originally convertible into Viking common stock at a price of $0.20 per share. In exchange for the Note holders’ agreement to extend their Convertible Notes until the Preferred Stock Transaction was completed, we reduced the conversion price to $0.18 per share.

The proceeds of the Preferred Stock Transaction will be used for working capital and general corporate purposes.

The conversion price of the Series B Preferred Stock and the exercise price of the Warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholders’ position.

General Terms Preferred Stock Transaction. The Security Purchase Agreement provides for a private placement of up to 8,000 shares of Viking’s Preferred Stock.  All 8,000 shares of Preferred Stock offered were sold at the price of $1,000 per share.  A total of 7,250 shares of Preferred Stock were issued for $7,250,000 in cash and 750 shares of Preferred Stock were issued in connection with the conversion of Notes in the principal amount of $750,000. The shares of Preferred Stock are initially convertible into shares of Viking’s common stock at a price of $0.18 per share; however, the conversion price is subject to adjustment based upon certain conditions.  If all shares of Preferred Stock are converted into common stock at the initial conversion price, of which there can be no assurance, approximately 44,444,444 shares of common stock will be issued.

Dividend. Holders of the Series B Preferred Stock (each a “Holder”) are entitled to receive cumulative dividends at the rate per share of (i) up to and including May 22, 2009, 8% per annum, (ii) from May 22, 2009 up to and including May 22, 2010, 11% per annum, and (iii) after May 22, 2011, 14% per annum. Dividends shall be paid in cash or shares of Viking common stock, or a combination thereof, pursuant to the terms and conditions of the Transaction Documents.

Warrants. Each purchaser of Preferred Stock was issued warrants to acquire shares of Viking common stock. Total warrant coverage equals 50% of the number of shares of common stock that are issuable upon conversion of the Series B Preferred Stock. The exercise price of the Warrants is $0.35 per share. The warrants expire on the fifth anniversary date of their issuances. Based upon the initial conversion price, the warrants entitle the holders to purchase an aggregate of 22,222,222 shares of Viking common stock.

Redemptions. Subject to certain conditions, Viking, at any time after the four year anniversary of the date that Viking’s registration statement covering the shares of common stock issuable upon conversion of the Preferred Stock is declared effective by the Securities and Exchange Commission, may redeem shares of Preferred Stock at the Stated Value plus any accrued and unpaid dividends and any other amounts due in respect of the Preferred Stock. Pursuant to the terms and conditions of the transaction documents, upon the occurrence of certain events each Holder has the right to require Viking to redeem Preferred Stock for cash or for shares of Viking common stock.

Conversion. The stated value of the shares of Preferred Stock are initially convertible into shares of Viking’s common stock at a price of $0.18 per share; however, the conversion price is subject to adjustment based upon certain conditions.  If all shares of Preferred Stock are converted into common stock at the initial conversion price, of which there can be no assurance, approximately 44,444,444 shares of common stock will be issued in such conversion.

Price Adjustments. Pursuant to the Transaction Documents, the exercise prices of the warrants and the conversion rate and price of the shares of Preferred Stock, are subject to adjustment upon the occurrence of certain specified events.

Voting Rights.  The holders of the Preferred Stock have no voting rights unless required under applicable state corporate law.

Limitations on Investors. Pursuant to the Transaction Documents, a holder of Preferred Stock or Warrants will not convert an amount of Preferred Stock or exercise warrants to the extent that the number of shares held by the holder, when added to the number of shares of common stock beneficially owned by such holder or issuable if the holder exercised one or more of its warrants immediately prior to conversion, would exceed 4.99% of Viking’s issued and outstanding common stock. The holders of the Preferred Stock and Warrants may waive such limitations.

Exemption. We claim an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D, promulgated thereunder, since, among other things, the transaction did not involve a public offering, the Purchasers were accredited Purchasers and/or qualified institutional buyers, the Purchasers had access to information about us and their investment, the Purchasers took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Registration Rights. As part of the Series B Preferred Stock transaction, we entered into a Registration Rights Agreement pursuant to which we agreed to file one or more registration statements on Form SB-2 covering the shares of common stock issuable upon the exercise of the Warrants and the conversion of the Preferred Stock. This registration statement registers a portion, but not all of the shares underlying the Preferred Stock and the Warrants. We anticipate we will file one or more additional registration statements covering the remaining shares underlying the Preferred Stock and the Warrants, as well as other securities for which registration rights have been granted.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results, and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related To the Company

WE HAVE INCURRED LOSSES IN THE PAST AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO BASE AN EVALUATION OF OUR PROSPECTS, WHICH CAN HAVE A DETRIMENTAL EFFECT ON THE LONG-TERM CAPITAL APPRECIATION OF OUR STOCK.

We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of inherent risks, expenses, and difficulties encountered by companies in their early stages of development, particularly companies in new and evolving markets. We adopted our business plan in November 2003. We commenced operations in the medical technology field in April 2004, and therefore we have limited experience operating in the medical device and technology business. Potential investors should be aware that there is only a limited basis upon which to evaluate our prospects for achieving our intended business objectives.

For the quarter ended June 30, 2006, we had a net loss of $4,268,937. For the six months ended June 30, 2006, we had a net loss of $8,744,041. For the years ended December 31, 2005 and December 31, 2004, we had net losses of $7,528,719 and $1,984,728 respectively. We anticipate that for at least the next four quarters we will operate at a loss while we attempt to increase our revenues through internal growth from existing operations. We cannot give any assurance that we will ever generate significant revenue or have profits.

WE HAVE GENERATED LIMITED REVENUES TO DATE AND MAY NEVER ACHIEVE PROFITABILITY.

Our revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, but not limited to, cost of production, volume of sales, and variations in expenditures for personnel and marketing. For the fiscal year ended December 31, 2005, we had revenues of $3,835,451. For the six months ended June 30, 2006, we had revenues of $2,138,024. As a result of our limited operating history, we cannot predict our future revenues or operating results. We do, however, expect our future revenues and operating results to fluctuate due to a combination of factors, including the costs of marketing our current products, developing additional products, and acquiring other operations, products and businesses. In addition, our operating expenses are based on our expectations of future revenues, and are relatively fixed in the short term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses increase before our revenues do, our business for a particular period would be materially adversely affected. Because of all of these factors and the other risks discussed in this section, we believe that our quarterly and annual revenues, expenses, and operating results likely will vary significantly in the future.

We may be unable to achieve profitability on a quarterly or annual basis. If we do not achieve profitability, we will be forced to curtail our operations and go out of business. Consequently, investors may lose all of their investment.

OUR LIQUIDITY AND CAPITAL REQUIREMENTS WILL BE DIFFICULT TO PREDICT, WHICH MAY ADVERSELY AFFECT OUR CASH POSITION IN THE FUTURE.

We completed the sale of shares of Series B Preferred Stock and converted approximately $5,500,000 of convertible promissory notes into shares of our common stock and Series B Preferred Stock in May, 2006. We anticipate that we will have adequate cash resources to fund our operations for approximately the next 2 months. We expect to raise additional funds through debt or the sale of additional equity securities to maintain sufficient operating capital. Thereafter, our liquidity and capital requirements will depend upon numerous other factors, including the following:

•	The extent to which our products and services gain market acceptance;

•	The progress and scope of product evaluations;

•	The timing and costs of filing future regulatory submissions;

•	The timing and costs required to receive both domestic and international governmental approvals;

•	The timing and costs of acquisitions and product and services introductions;

•	The extent of our ongoing research and development programs;

•	The costs of sponsorship training of physicians to become proficient in the use of our products and procedures; and

•	The costs of developing marketing and distribution capabilities.

If, in the future we are required to seek additional financing in order to fund our operations and carry out our business plan, there can be no assurance that such financing will be available on acceptable terms, or at all, and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in our best interests.

AUDITOR’S OPINION HAS A GOING CONCERN QUALIFICATION.

Our report from our independent registered public accounting firm, dated March 20, 2006 for the year ended December 31, 2005, included a going concern explanatory paragraph that stated that our recurring losses from operations and working capital deficit at December 31, 2005 raise substantial doubt about our ability to continue as a going concern.

WE WILL NEED TO EFFECTIVELY MANAGE OUR GROWTH IN ORDER TO ACHIEVE AND SUSTAIN PROFITABILITY. OUR FAILURE TO MANAGE GROWTH EFFECTIVELY COULD REDUCE OUR SALES GROWTH AND RESULT IN CONTINUED NET LOSSES.

To commence profitable operations, we must have significant growth in our revenues from the sale of our products. If we are able to achieve significant growth in our future sales and to expand the scope of our operations, and our management, financial, manufacturing, and other capabilities, our existing procedures and controls could be strained. We cannot assure you that our existing or any additional capabilities, procedures, systems, or controls will be adequate to support our operations. We may not be able to design, implement, or improve our capabilities, procedures, systems, or controls in a timely and cost-effective manner. Failure to implement, improve, and expand our capabilities, procedures, systems, and controls in an efficient and timely manner could reduce our sales growth and result in continued net losses.

WE ARE SUBJECT TO SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, WHICH MAY INHIBIT A TAKEOVER AT A PREMIUM PRICE THAT COULD BE BENEFICIAL TO OUR STOCKHOLDERS.

As a Delaware Corporation, we are subject to Section 203 of the Delaware General Corporation Law. Subject to limited exceptions, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless the proposed business combination was approved by our board of directors before the stockholder became an interested stockholder. In general, Section 203 defines an interested stockholder as any stockholder directly or indirectly owning 15% or more of the outstanding voting stock of a Delaware corporation. Section 203 could have the effect of discouraging others from making tender offers for our shares, and also may have the effect of preventing changes in our management.

OUR CORPORATE CHARTER CONTAINS AUTHORIZED, UNISSUED “BLANK CHECK” PREFERRED STOCK THAT CAN BE ISSUED WITHOUT STOCKHOLDER APPROVAL WITH THE EFFECT OF DILUTING THEN CURRENT STOCKHOLDER INTERESTS.

Our certificate of incorporation currently authorizes the issuance of up to 25,000,000 shares of “blank check” preferred stock with designations, rights, and preferences as may be determined from time to time by our board of directors. We have designated 8,000 of these shares as Series B Preferred Stock. Our board of directors is empowered, without stockholder approval, to issue one or more additional series of preferred stock with dividend, liquidation, conversion, voting, or other rights that could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying, or preventing a change in control.

Medical Operations Risks

WE OFFER A LIMITED NUMBER OF PRODUCTS TO OUR CUSTOMERS AND THE LACK OF DIVERSITY IN OUR PRODUCT LINE COULD HAVE AN ADVERSE AFFECT ON OUR FUTURE OPERATIONS.

 Currently, we have a limited product line, which primarily is our EndoSite Digital 3Di Systems offered to hospitals and a line of advanced 2-D cameras for OEM customers. The failure of either product line to result in increased revenues will adversely affect our ability to grow or even continue with our current operations. We believe that both of our primary product lines will result in increased revenues as we raise additional capital for marketing efforts. We also intend to expand our product lines through acquisitions of other products or marketing rights and through the development of new products. There can be no assurance that our existing product line will result in profitable operations, and there can be no assurance that we will be able to significantly increase our revenues through other product lines.

WE HAVE A LIMITED SALES FORCE TO SELL OUR PRODUCTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCT IN SUFFICIENT AMOUNTS TO GENERATE MEANINGFUL REVENUE.

Currently, we have a small direct sales force to sell our products. There can be no assurance that our marketing efforts will be adequate to increase our revenues in a meaningful amount. Since April 15, 2004, we have increased our direct sales force from one person to seven persons. We anticipate that we will continue to increase our sales force both for the visualization business and other operations and products that we acquire.

THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH ANY SCALE-UP OF MANUFACTURING, WHICH MAY BE REQUIRED TO MEET MARKET DEMAND AND BECOME PROFITABLE.

We have never established high-volume manufacturing operations and if we are required to do so to meet market demand, or to become profitable, we may not be able to establish or maintain reliable operations at commercially reasonable costs. We may also require additional manufacturing facilities if production volumes increase. Acquisition of new manufacturing facilities would likely involve relocation. Difficulties in scaling up manufacturing of products could result from problems involving:

•	Quality control and assurance;

•	Component and service availability;

•	Adequacy of control policies and procedures;

•	Lack of qualified personnel;

•	Compliance with FDA regulations and the need for further FDA approval of new manufacturing processes and facilities; and

•	Other production constraints.

We have considered and will continue to consider as appropriate, the internal manufacture of sub-assemblies currently provided by third-party subcontractors, as well as the implementation of new production processes. Our manufacturing yields or costs may increase as a result of the transition to in-house production or to new production processes when such efforts are undertaken. In addition, costs to comply with FDA good manufacturing practices, or changes in such practices, may exceed our expectations.

WE MAY FACE COMPONENT SHORTAGES AND ARE DEPENDENT IN SOME INSTANCES ON SINGLE SOURCES OF SUPPLY.

Any significant supply interruption, or inventory shortage or overage, would negatively impact our ability to manufacture our products. We use and rely on specific components and services used in our systems for which we have only a single source of supply. The manufacture of our products in larger commercial quantities will require a substantial increase in component supplies and will likely necessitate the replacement of current suppliers or the addition of new suppliers. The qualification of additional or replacement vendors for specified components or services is a lengthy process. In addition, the substitution of replacement vendors may entail re-engineering time and cost and could delay the supply of our products. We expect to manufacture our products based on forecasted product orders and intend to purchase subassemblies and components prior to receipt of purchase orders from customers. Lead times for ordered materials and components vary significantly and depend on factors such as the business practices of the specific supplier, contract terms, and general demand for a component at a given time. Some components used in our products have long lead times. As a result, there is a risk of excess or inadequate inventory if orders do not match forecasts.

WE OPERATE IN A CONSOLIDATING INDUSTRY, WHICH CREATES BARRIERS TO OUR MARKET PENETRATION.

The health care industry in recent years has been characterized by consolidation. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive supply contracts for all of their supply needs at once. Large suppliers can often equip a surgical center and offer these hospital chains and groups “one-stop shopping” for specialty equipment, instruments, supplies, and services. Larger suppliers also typically offer flexible financial programs to their customers to encourage sourcing decisions. The success of our future plans will depend in part on our ability to continue to competitively respond to these and any new barriers resulting from continued consolidation in the health care industry.

WE ARE SUBJECT TO SIGNIFICANT DOMESTIC AND INTERNATIONAL REGULATION AND MAY NOT BE ABLE TO OBTAIN NECESSARY REGULATORY CLEARANCES TO SELL OUR PRODUCTS.

The manufacture and sale of medical devices intended for commercial distribution is subject to extensive governmental regulation. Our failure to comply with regulatory requirements would jeopardize our ability to market our products. Noncompliance with applicable requirements can result in failure of the regulatory agency to grant pre-market clearance or approval for devices, withdrawal or suspension of approval, total or partial suspension of production, fines, injunctions, civil penalties, refunds, recall or seizure of products, and criminal prosecution.

Medical devices are regulated in the U.S. primarily by the FDA and, to a lesser extent, by state agencies. The FDA regulates design, testing, manufacturing, labeling, distribution, marketing, sales, and service of our products. Our products are marketed in the U.S. according to premarket notifications to the FDA under Section 510(k) of the U.S. Food, Drug, and Cosmetic Act. Unless an exemption applies, each medical product that we wish to market in the U.S. must first receive either 510(k) clearance or premarket approval from the FDA. The FDA’s 510(k) clearance process usually takes from three to 12 months, but may take longer. The premarket approval process generally takes from one to three years from the time we file the FDA application, but it can be significantly longer and can be significantly more expensive. Although we may have obtained the necessary 510(k) clearance for our current products, our 510(k) clearance can be revoked if safety or effectiveness problems develop.

We may need to seek additional regulatory approval for clearances if we modify existing products or intend to market other products under development and cannot be certain that we would obtain 510(k) clearance or premarket approval in a timely manner, if at all. If the FDA requires us to seek 510(k) clearance or premarket approval for any modification to a previously cleared product, we also may be required to cease marketing or recall the modified device until we obtain such clearance or approval. Delays in obtaining clearances or approvals will adversely affect our ability to market and sell our products and may subject us to significant regulatory fines or penalties, which would result in a decline in revenue and profitability. We may, in the future, receive warning letters from the FDA related to improper promotion of an unapproved use of our products. As a result of such warning letters, the FDA could request that we modify our promotional materials or we could be subject to regulatory enforcement actions, including injunction, seizure, civil fine, and criminal penalty.

Sales of medical device products outside the U.S. are subject to foreign regulatory requirements that vary from country to country. Generally, medical devices require pre-market clearance or pre-market approval prior to commercial distribution. A determination that information available on the medical device is not sufficient to grant the needed clearance or approval will delay market introduction of the product. In addition, material changes or modifications to, and changes in the intended use of, medical devices also are subject to FDA review, clearance, or approval. The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, promotion, and distribution of medical devices in the U.S. and the export of unapproved medical devices from the U.S. to other countries. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ from FDA requirements. The current regulatory environment in Europe for medical devices differs significantly from that in the U.S.

IF WE FAIL TO COMPLY WITH QUALITY SYSTEM REGULATIONS, OUR MANUFACTURING OPERATIONS COULD BE DELAYED, AND OUR PRODUCT SALES AND PROFITABILITY COULD SUFFER.

Our manufacturing processes, and those of our suppliers, are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage, and shipping of our products. The FDA enforces the QSR through inspections. If we fail a QSR inspection, our operations could be disrupted and our manufacturing delayed. Failure to take adequate corrective action in response to a QSR inspection could force a shutdown of our manufacturing operations and a recall of our products, which would cause our product sales and profitability to suffer.

IF WE FAIL TO RETAIN KEY PERSONNEL AND HIRE, TRAIN, AND RETAIN ADDITIONAL QUALIFIED AND EXPERIENCED EMPLOYEES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

Our future success will depend to a large extent on retaining our employees and recruiting sufficient qualified employees to fill vacancies created by attrition or expansion of our operations. There is likely to be a competitive labor market for such staff and there is no assurance that we will be able to attract and retain an adequate number of suitable employees.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY BE UNABLE TO PREVENT OTHER COMPANIES FROM USING OUR TECHNOLOGY IN COMPETITIVE PRODUCTS.

Our future success will depend, in part, on our ability to continue developing patentable products, enforcing our patents and obtaining patent protection for our products both in the U.S. and in other countries. The patent positions of medical device companies, however, are generally uncertain and involve complex legal and factual questions. Patents may never issue from any patent applications owned by or licensed to us. Even if patents do issue, the claims allowed may not be sufficiently broad to protect our technology. In addition, issued patents owned by us, or licensed to us, may be challenged, invalidated or circumvented, or the rights granted thereunder may not provide us with competitive advantages.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would result in substantial expense, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of proprietary rights of third parties or whether our products, processes, or procedures infringe any such third-party proprietary rights. We may also have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, which could result in substantial expense, to determine the priority of inventions covered by our issued U.S. patents or pending patent applications. Furthermore, we may have to participate, at substantial cost, in International Trade Commission proceedings to enjoin importation of products that would compete unfairly with our products. Any adverse outcome of any patent litigation, including interference proceedings, could subject us to significant liabilities to third parties, require disputed rights to be licensed from or to third parties, or require us to cease using the technology in dispute. Any such licenses may not be available on acceptable terms, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to make, use, sell, or otherwise practice our intellectual property, whether or not patented or described in pending patent applications, or to further develop or commercialize our products in the U.S. and abroad, and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could damage our business.

In addition to patents, we rely on unpatented trade secrets to protect our proprietary technology. Others may independently develop or otherwise acquire the same or substantially equivalent technologies or otherwise gain access to our proprietary technology or disclose this technology. It is difficult to protect rights to unpatented proprietary technology. Third parties may obtain patent rights to these unpatented trade secrets, which patent rights could be used to assert infringement claims against us. We also rely on confidentiality agreements with our collaborators, employees, advisors, vendors, and consultants to protect our proprietary technology. These agreements may be breached, we may not have adequate remedies for any breach and our trade secrets may otherwise become known or be independently developed by competitors. In addition, our agreements with employees and consultants require disclosure of ideas, developments, discoveries, or inventions conceived during employment or consulting, as the case may be, and assignment to us of proprietary rights to such matters related to our business and technology. The extent to which efforts by others will result in patents, and the effect on us of the issuance of such patents, is unknown.

WE EXPECT TO ENCOUNTER RAPID TECHNOLOGICAL CHANGE AND SIGNIFICANT COMPETITION.

The medical device market in which we compete is characterized by intensive development efforts and rapidly advancing technology.  Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competing innovations.  We may not be successful in identifying, developing, and marketing new products or enhancing our existing products. We believe that a number of large companies, with significantly greater financial, manufacturing, marketing, distribution, and technical resources and experience than ours, are focusing on the development of visualization products for minimally invasive microsurgery.

The medical equipment industry is highly competitive and competition is likely to intensify. Certain of our competitors have greater financial and technical resources, as well as production and marketing capabilities, than us. We cannot assure you that these competitors will not succeed in developing technologies and products that are more effective, easier to use, or less expensive than those that we currently offer or that are currently being developed by us or that would render our technology and products obsolete and noncompetitive. In addition, some of our competitors have significantly greater experience than we have in conducting clinical investigations of new products and in obtaining FDA and other regulatory clearances and approvals of products. Accordingly, these competitors may succeed in developing and obtaining regulatory approvals for such products more rapidly than us.

NEW PRODUCT DEVELOPMENT IN THE MEDICAL DEVICE INDUSTRY IS BOTH COSTLY AND LABOR INTENSIVE WITH VERY LOW SUCCESS RATES FOR SUCCESSFUL COMMERCIALIZATION.

Our long-term success is dependent in part on the design, development, and commercialization of new products in the medical device industry. The product development process is time-consuming and costly, and there can be no assurance that product development will be successfully completed, that necessary regulatory clearances or approvals will be granted by the FDA on a timely basis, or at all, or that the potential products will achieve market acceptance. Failure to develop, obtain necessary regulatory clearances or approvals for, or successfully market potential new products could have a material adverse effect on our financial condition and the results of our operations. If we are not successful in developing enhancements or new generations of products, we may not be able to recover the costs of these investments or may incur significant losses. If we are not able to develop new products that meet the needs of our markets, our competitive position in this industry may be diminished and our relationships with our customers may be impaired.

OUR PROFITABILITY IS DIRECTLY RELATED TO THE LEVEL OF REIMBURSEMENTS FOR SURGICAL PROCEDURES USING THE OFFERED PRODUCTS.

Our profitability will be directly related to the level of payments for the surgical procedures in which our products will be involved, either by Medicare or private insurance companies.  We could be adversely affected by changes in payment policies of government or private health care payors, particularly to the extent that any such changes affect payment for the procedure in which our products are intended to be used.  It is a continuing trend in U.S. health care for such payments to be under continual scrutiny and downward pressure.  We believe that reimbursement in the future will be subject to increased restrictions, both in the United States and in foreign markets and that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including products that we offer.

We expect that our products typically will be used by hospitals and surgical centers, which bill various third-party payors, such as governmental programs and private insurance plans, for the health care services provided to their patients.  Third-party payors carefully review and increasingly challenge the prices charged for medical products and services or negotiate a flat rate fee in advance.  Payment rates from private companies also vary depending on the procedure performed, the third-party payor, the insurance plan, and other factors.  Medicare compensates hospitals at a predetermined fixed amount for the costs associated with an in-patient hospitalization based on the patient’s discharge diagnosis and it compensates physicians at a pre-determined, fixed amount based upon the procedure performed, regardless of the actual costs incurred by the hospital or physician in furnishing the care and unrelated to the specific devices or systems used in that procedure.  Medicare and other third-party payors are increasingly scrutinizing whether to cover new products and the level of payment for new procedures.  The flat fee reimbursement trend is causing hospitals to control costs strictly in the context of a managed care system in which health care providers contract to provide comprehensive health care for a fixed cost per person.  We are unable to predict what changes will be made in the reimbursement methods utilized by such third-party payors.

If we obtain the necessary foreign regulatory registrations or approvals, market acceptance of our products in international markets would be dependent, in part, upon the acceptance by the prevailing health care financing system in each country.  Health care financing systems in international markets vary significantly by country and include both government sponsored health care programs and private insurance.  We cannot assure you that these financing systems will endorse the use of our products.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND HAVE LIMITED INSURANCE COVERAGE.

By engaging in the medical devices business, we face an inherent and significant business risk of exposure to product liability claims in the event that the use of our products results in personal injury or death.  Also, in the event that any of our products proves to be defective, we may be required to recall or redesign such products. We will need to maintain adequate product liability insurance coverage.  If we are able to maintain insurance, of which there can be no assurance, our coverage limits may not be adequate to protect us from any liabilities we might incur in connection with the development, manufacture, and sale of our products.  Product liability insurance is expensive and in the future may not be available to us on acceptable terms, if at all.  A successful product liability claim or series of claims brought against us in excess of our insurance coverage or a product recall would negatively impact our business. We have not faced a product liability claim since we commenced operations in the medical device business.

WE ARE DEPENDENT UPON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR NET SALES, AND A DECLINE IN SALES COULD MATERIALLY, ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

A small number of customers are responsible for a significant portion of our net sales. Three customers accounted for 66% of our sales for the year ended December 31, 2005. Our principal customers may not continue to purchase products from us at past levels, and we expect a significant portion of our net sales will continue to be generated by a small number of customers. Our customer concentration could increase or decrease depending on future customer requirements, which will depend in large part on market conditions in the industry segments in which our customers participate. The loss of one or more major customers, or a decline in sales to our major customers, could significantly harm our business and results of operations. If our major customers were to become insolvent or were otherwise unable to pay for our products, our business, prospects, financial condition, and results of operations will be materially and adversely affected.

Risks Relating To Our Current Financing Arrangement

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR SERIES B PREFERRED STOCK AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of September 30, 2006, we had 61,864,941 shares of common stock issued and outstanding, 8,000 shares of Series B Preferred Stock outstanding that may be converted into an estimated 44,444,444 shares of common stock, and outstanding Warrants (including Warrants issued to our previous convertible note holders) to purchase 31,694,451 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the Series B Preferred Stock may increase under certain circumstances. (See “Prospectus Summary”), Upon the registration of the shares underlying the Series B Preferred Stock and the outstanding warrants, the shares may be resold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE SERIES B PREFERRED STOCK AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of the Series B Preferred Stock and exercise of Warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders have certain restrictions from converting their Series B Preferred Stock and/or exercising their warrants if such conversion or exercise would cause them to individually own more than 4.99% of our outstanding common stock, this restriction does not prevent such holders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, such holders could sell more than this limit while never holding more than this limit.

UNDER CERTAIN CIRCUMSTANCES SERIES B PREFFERED STOCK COULD BE CONVERTED AT A CONVERSION RATIO WHICH WOULD BE SIGNIFICANTLY DILUTIVE TO OUR EXISTING SHAREHOLDERS.

Under our current financing arrangement, under certain circumstances, Series B Preferred Stock holders could convert their preferred stock into common stock at a conversion ratio which would result in significant additional dilution to other stockholders.

Risks Relating To Our Common Stock

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD, WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13 to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely, adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

OUR COMMON STOCK IS SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9, which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

THE LIMITED PUBLIC MARKET FOR OUR SECURITIES MAY ADVERSELY EFFECT YOUR ABILITY TO LIQUIDATE YOUR INVESTMENT

Although our common stock is currently quoted on the OTC Bulletin Board (OTCBB), there is limited trading activity. We can give no assurance that an active market will develop, or if developed, that it will be sustained. If you acquire shares of our common stock, you may not be able to liquidate your investment in such shares should you need or desire to do so.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by words such as “may,” “should,” “expect,” “plan,” “could,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “goal,” “continue,” or similar terminology.

In addition, these forward-looking statements include, but are not limited to, statements regarding:

•	implementing our business strategy;

•	marketing and commercialization of our products;

•	pricing for our products;

•	plans for future products and services and for enhancements of existing products and services;

•	our intellectual property;

•	our estimates of future revenue and profitability;

•	our estimates or expectations of continued losses;

•	our expectations regarding future expenses, including research and development, sales and marketing, and general and administrative expenses;

•	our analysis of the market, market opportunities, and customer demand;

•	difficulty or inability to raise additional financing, if needed, on terms acceptable to us;

•	our estimates regarding our capital requirements and our needs for additional financing;

•	attracting and retaining customers and employees;

•	rapid technological changes in our industry and relevant markets;

•	sources of revenue and anticipated revenue;

•	plans for future acquisitions; and

•	competition in our market.

These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to, and do not intend to, update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements, and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under the heading “Risk Factors” in the annual and quarterly reports incorporated by reference into this prospectus, and elsewhere in this prospectus.

In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

Unless we are required to do so under either U.S. federal securities or other applicable laws, we do not intend to update or revise any forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we may receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

DILUTION

We are not selling any common stock in this offering. As such, there is no dilution resulting from the common stock to be sold in this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC “Bulletin Board” under the symbol “VKSY.” During the last two years, there has been only limited trading in our common stock. The prices reported below reflect inter-dealer prices and are without adjustments for retail markups, markdowns, or commissions, and may not necessarily represent actual transactions.

	High Bid	Low Bid
Fiscal Year Ended December 31, 2004

First Quarter	$1.50	$0.75
Second Quarter	$0.75	$0.55
Third Quarter	$0.90	$0.40
Fourth Quarter	$0.95	$0.75

Fiscal Year Ended December 31, 2005

First Quarter	$0.80	$0.55
Second Quarter	$0.70	$0.38
Third Quarter	$0.65	$0.38
Fourth Quarter	$0.50	$0.36

Fiscal Year Ended December 31, 2006

First Quarter	$0.51	$0.30
Second Quarter	$0.51	$0.31
Third Quarter (through October 25, 2006)	$0.50	$0.20

Holders of Common Equity

Our Common Stock is issued in registered form and the following information is taken from the records of our transfer agent, Fidelity Stock Transfer located in Salt Lake City, UT. As of September 30, 2006, we had 115 shareholders of record and 61,864,941 shares of common stock outstanding. The number of shareholders of record does not include an unknown number of persons who hold shares through brokers and dealers in street name and who are not listed on our shareholder records.

Dividends

We have not declared any dividends on any class of our equity securities since incorporation and we do not anticipate that we will declare any dividends in the foreseeable future. Our present policy is to retain future earnings (if any) for use in our operations and the expansion of our business. We are obligated to pay dividends to our Series B Preferred stockholders. Holders of our Series B Preferred Stock are entitled to receive cumulative dividends at the rate per share of (i) up to and including May 22, 2009, 8% per annum, (ii) from May 22, 2009 through and including May 22, 2010, 11% per annum, and (iii) after May 22, 2011, 14% per annum. Dividends shall be paid in cash or shares of Viking common stock, or a combination thereof, pursuant to the terms and conditions of the Series B Preferred Stock Transaction documents.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with our Financial Statements and Notes thereto, and the other financial information included elsewhere in this prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains descriptions of our expectations regarding future trends affecting our business. These forward-looking statements, and other forward-looking statements made elsewhere in this document, are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following discussion sets forth certain factors that we believe could cause actual results to differ materially from those contemplated by the forward-looking statements.

Overview

 Viking designs, manufactures, and markets FDA cleared high performance laparoscopic vision systems. Our primary product is the EndoSite 3Di Digital Vision System (the “EndoSite 3Di System”), an advanced three dimensional (“3-D”) vision system used by surgeons for complex minimally invasive laparoscopic surgery, with an initial focus on applications in urology, bariatrics, and laparoscopic gynecology. We also manufacture advanced two dimensional (“2-D”) digital cameras that are sold through strategic partner and Original Equipment Manufacture (“OEM”) programs.

Our technology and know-how center on our core technical competencies in optics, digital imaging, sensors, surgical robotics integration, and image management. Our focus is to deliver advanced integrated information, visualization, and control solutions to the surgical team, enhancing their capability and performance in complex, minimally invasive surgical procedures.

Effective July 25, 2006, we changed our domicile from the State of Nevada to the State of Delaware by way of a reincorporation merger. Our Certificate of Incorporation and Bylaws as a Delaware corporation are similar to the Articles of Incorporation and Bylaws we had as a Nevada Corporation.

Liquidity and Capital Resources

At June 30, 2006

We have financed our operations principally through private sales of equity securities and convertible notes. From January 1, 2004 through June 30, 2006, we have raised net proceeds of $8,150,000 through the sale of common and preferred stock in private placements, and $6,550,000 through the issuance of convertible promissory notes. As of June 30, 2006, we had cash, cash equivalents and short-term investments of approximately $3,922,000 compared to $435,000 as of December 31, 2005. We incurred operating losses in 2006 and 2005, and at June 30, 2006, had an accumulated deficit of approximately $18,588,000.

Net cash used in operating activities was approximately $3,252,000 and $2,722,000 during the six months ended June 30, 2006 and June 30, 2005, respectively. The increase in net cash used in operating activities during 2006 compared to 2005 was attributable primarily to an investment in inventories and the increased operating expenses associated with expanding Viking’s business activities.

Net cash used in investing activities was approximately $112,000 and $274,000 during the six months ended June 30, 2006 and June 30, 2005, respectively. The higher level of cash used in investing activities in 2005 was attributable to purchases of demonstration equipment of our 3Di product line in support of our sales and marketing efforts.

Cash flow provided by financing activities was approximately $6,853,000 and $2,957,000 during the six months ended June 30, 2006 and June 30, 2005, respectively. The cash flows from financing activities in 2006 consisted of approximately $6,814,000 in net proceeds from our preferred stock financing, $250,000 from notes payable, partially offset by a reduction of approximately $211,000 in short-term bank borrowings. In 2005 we received approximately $2,850,000 in proceeds from convertible notes payable and approximately $107,000 in short-term bank borrowings.

We have a bank line of credit facility equal to 80% of our outstanding receivables up to a maximum of $400,000, which had originally expired in September 2006 and was extended through November 11, 2006 and is currently in the annual renewal process. As of June 30, 2006, we had no outstanding borrowing under this credit facility. Additionally, we are continuing our efforts to achieve profitability through increased sales and profit margins. There can be no assurance that we will be successful in our efforts to achieve profitable operations. If we are unable to do so we may be required to reduce operations, reduce or discontinue further research and development, and/or reduce or eliminate further acquisition activities.

During 2005, we issued Convertible Promissory Notes (“Notes”) to certain accredited investors. Each of these investors was also issued a warrant to purchase shares of Viking common stock. In May 2006, each of the Note holders converted their Notes into shares of Viking common stock. In April 2006, we agreed to file, prior to June 21, 2006, a registration statement covering the shares of common stock issued upon the conversion of the Notes and shares of common stock underlying the warrants of these former Note holders. As a result of the required terms of the recently completed Series B Preferred Stock transaction, we were unable to include the securities of the former Note holders in the first registration statement. We anticipate a registration statement covering the Securities of these investors will be filed during the third or fourth quarter of 2006. Subsequent to June 30, 2006, we agreed to pay a delay fee to the note purchasers of one percent per month to those former Note holders who elect to receive a fee. The delay fee began on June 21, 2006 and terminates on the date the Securities and Exchange Commission declares effective a registration statement covering the securities of the Note purchasers. Given the former Note holders who have waived the fee to date, we expect the aggregate monthly delay fee to be no more than $34,000. We are unable to predict when the delay fee will terminate.  Through September 30, 2006, the cumulative accrued monthly delay fees total $84,300.

Results of Operations

Three Month and Six Month Periods Ended June 30, 2006 Compared to the Three and Six Month Periods Ended June 30, 2005

Revenues. For the three months ended June 30, 2006, we had product sales of approximately $883,000 compared to product sales of approximately $1,082,000 for the three months ended June 30, 2005. This represents a decrease of approximately $199,000 or 18%. Sales to individual customers exceeding 10% or more of revenues in the three months ended June 30, 2006 were to three customers who accounted for 25.5%, 12.2%, and 11.5% of revenues, respectively. For the six months ended June 30, 2006, we had product sales of approximately $2,138,000 compared to product sales of $1,959,000 for the six months ended June 30, 2005. This represents an increase of approximately $179,000 or 9%. Sales to individual customers exceeding 10% or more of revenues in the three months ended June 30, 2006 were to three customers who accounted for 19.6%, 18.3%, and12.3% of revenues, respectively.

Gross Profit. We had gross profit of approximately $140,000 or 16% of total revenues for the three months ended June 30, 2006 and gross profit of approximately $276,000 or 25% of total revenues for the three months ended June 30, 2005, representing a decrease of approximately $136,000. The decrease in gross profit during the second quarter of 2006 was due to decreased sales compared to the prior quarter and to a mix of lower margin product revenues. We had gross profit of approximately $505,000 or 24% of total revenues for the six months ended June 30, 2006 and gross profit of approximately $533,000 or 27% of total revenues for the six months ended June 30, 2005, representing a decrease of approximately $28,000. The decrease in gross profit during the first half of 2006 was due to a mix of lower margin product revenues

Sales and Marketing Expenses. Selling and Marketing expenses were approximately $1,135,000 for the three months ended June 30, 2006 and approximately $695,000 for the three months ended June 30, 2005. For the six months ended June 30, 2006 Selling and Marketing expenses were approximately $2,010,000 compared to approximately $1,169,000 for the six months ended June 30, 2005. The year-over-year increase in sales and marketing expenses was due to the increased efforts to develop market awareness and to build our sales organization for our 3Di products. We expect that our selling and marketing expenses will continue to increase as we establish our 3Di Systems business.

Research and Development Expenses. Research and Development expenses were approximately $314,000 for the three months ended June 30, 2006 and approximately $236,000 for the three months ended June 30, 2005. For the six months ended June 30, 2006 Research and Development expenses were approximately $624,000 compared to approximately $427,000 for the six months ended June 30, 2005. The year-over-year increase is due to the continued development of our 3Di product line. We expect that our research and development expenses will remain at their current levels as we continue to develop, maintain and support our current products.

General and Administrative Expenses.  We had General and Administrative expenses of approximately $684,000 for the three months ended June 30, 2006 and approximately $337,000 for the three months ended June 30, 2005. For the six months ended June 30, 2006 General and Administrative expenses were approximately $1,214,000 compared to approximately $829,000 for the six months ended June 30, 2005. We expect that our General and Administrative expenses will increase from their current levels as we hire additional personnel, implement and document internal controls in connection with our efforts to become compliant with requirements of Section 404 of The Sarbanes - Oxley Act of 2002 and expend resources on the implementation of a new ERP system.

Other Income and Expenses. We had interest income of approximately $22,000 and a gain on the extinguishment of debt of approximately $4,976,000 for both the three months and the six months ended June 30, 2006. We had no such income in the comparable periods in 2005. Interest income in 2006 resulted from the proceeds of our recent preferred stock financing being deposited in interest bearing accounts. The gain on extinguishment of debt resulted from the difference between the deemed reacquisition value of the convertible notes on the date conversion terms were modified (approximately $5,250,000) less the fair value of the modification of the warrants issued under new conversion terms (approximately $274,000). We had non-cash amortization of debt discount expenses of approximately $5,500,000 for the three months ended June 30, 2006 and amortization of debt discount expenses of approximately $688,000 for the three months ended June 30, 2005, representing an increase of approximately $4,812,000. Amortization of debt discount expenses for the six months ended June 30, 2006 totaled approximately $8,481,000 and for the six months ended June 30, 2005 were approximately $754,000, representing an increase of approximately $7,727,000. The increase is due primarily to the inclusion in 2006 of approximately $5,250,000 in non-cash expense representing the deemed reacquisition value of convertible notes when their conversion terms were modified. For the three months and six months ending June 30, 2006 we also recognized the fair value of all Viking’s warrants with a non-cash derivative liability expense of approximately $1,613,000.

Net Loss. We had a net loss of approximately $4,269,000 for the three months ended June 30, 2006 and a net loss of approximately $1,750,000 for the three months ended June 30, 2005, representing a year-over-year increase in our net loss of approximately $2,519,000 for the second quarter of 2006 compared to the second quarter of 2005. We had a net loss of approximately $8,744,000 for the six months ended June 30, 2006 and a net loss of approximately $2,740,000 for the six months ended June 30, 2005, representing a year-over-year increase in our net loss of approximately $6,004,000 for the second half of 2006 compared to the second half of 2005.We incurred significant costs implementing our sales and marketing plan, developing and improving our 3Di product line, and maintaining operations. During 2006 we also incurred approximately $8,481,000 in non-cash interest expense related to the amortization of the debt discount on the Convertible Notes and approximately $1,613,000 in non-cash derivative loss, partially offset by a gain on the extinguishment of debt of approximately $4,976,000.

Year Ended December 31, 2005, as Compared to Year Ended December 31, 2004

Revenues. We had product sales from operations of approximately $3,835,000 for the year ended December 31, 2005 and of approximately $2,847,000 for the year ended December 31, 2004, representing an increase of approximately $988,000. The increase in revenues during 2005 was due to increased sales in OEM products and service. The most significant increases were from a full year of product sales, as opposed to a partial year in 2004, from our Vision Systems Group business, which we acquired in April 2004 from Vista. Sales to individual customers exceeding 10% or more of revenues in the year ended December 31, 2005 were to three customers who accounted for 26%, 21% and 19% of revenues, respectively.

Gross Profit. Gross Profit was approximately $905,000, or 24%, for the year ended December 31, 2005, and approximately $853,000, or 30%, for the year ended December 31, 2004, representing an increase of approximately $52,000. Although gross margin dollars increased with the increase in sales, margins as a percentage of sales decreased. Direct product costs remained relatively constant, but we experienced increased costs related to certain material and production variances, rework costs, and royalty expense.

Operating Expense. We incurred operating expenses of approximately $5,381,000 for the year ended December 31, 2005, and approximately $2,831,000 for the year ended December 31, 2004, representing an increase of approximately $2,550,000. The increase in operating expenses corresponds to the continuing increase in activity following the restart of our operations in 2004.

General and Administrative Expense. General and Administrative expenses were approximately $1,528,000 for the year ended December 31, 2005, and approximately $1,382,000 for the year ended December 31, 2004, representing an increase of approximately $146,000. The increase in general and administrative expense in 2005 was due to having a full year of activity in 2005 as opposed to a partial year of increasing activity following the acquisition from Vista in April 2004.

Sales and Marketing Expense. Sales and Marketing expenses were approximately $2,930,000 for the year ended December 31, 2005, and approximately $832,000 for the year ended December 31, 2004, representing an increase of approximately $2,098,000. With operations just beginning in mid-2004, Viking Systems continued to add employees in 2005, resulting in nearly a $1,000,000 increase in sales and marketing salaries, commissions, deferred compensation, and payroll related costs. Sales and marketing travel, as well as entertainment and transportation expenses were up approximately $300,000, consultant expense increased about $130,000, repairs, maintenance, and facility costs were up about $135,000, and depreciation of trade show and demonstration equipment increased over $200,000 in 2005. Sales and marketing recruiting, temporary help, telephone, tradeshows, samples, clinics, direct-mail, and shipping costs were also up significantly in 2005 when compared to the prior year.

Research and Development Expense. We had Research and Development expenses of approximately $922,000 for the year ended December 31, 2005, and approximately $618,000 for the year ended December 31, 2004, representing an increase of approximately $304,000. Research and development expenses increased as a result of having a full year of activity in 2005 and increased staff working on the new OEM customers as well as continuing development of the EndoSite 3Di Digital Vision System and maintenance and enhancement of our 2D OEM camera products.

Interest Expense. We had interest expenses of approximately $3,053,000 for the year ended December 31, 2005, and approximately $ 7,000 for the year ended December 31, 2004. The increase in 2005 was due primarily to the non-cash accounting for the beneficial conversion feature and warrant expense related to the two convertible note financings. This expense is amortized over the term of the notes and totaled approximately $2,773,000 during 2005.

Net Loss. We incurred net losses of approximately $7,529,000 for the year ended December 31, 2005 and net losses of approximately $1,985,000 for the year ended December 31, 2004, representing an increase of approximately $5,544,000. The increase in net losses during 2005 was due to the change from a partial year of initiating a start up of operations in 2004 after acquiring the Technology Business in April of that year from Vista, to a full year of ramping up and launching Viking sales and marketing efforts, developing and improving our 3Di products line, maintaining the operations of the Technology Division of Vista, and interest expense from the convertible debt..

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Contractual Obligations and Commitments

At December 31, 2005 we were obligated under an operating lease for the Westborough, MA facility, which expires in October 2007, and under an operating lease for office space in La Jolla, CA, which expired February 28, 2006. We entered into another operating lease effective February 8, 2006 for office space in San Diego, CA, which expires January 31, 2008. On a combined basis under these leases, we are committed to make payments totaling approximately $270,000, $247,000, and $9,000 in 2006, 2007 and 2008, respectively.

In connection with the acquisition with Vista Medical Technology, we entered into a license agreement for the intellectual property and product rights used in the operation of the business acquired. In exchange for this license grant, Viking Systems will pay Vista royalties of 5% of all original equipment manufacturer (OEM) sales and 10% of all sales of the 3Di EndoSite System for a period of five (5) years beginning in April 2004. The license agreement requires minimum royalties of $150,000 in year one, $300,000 in each of years two, three, and four, and $375,000 in year five. The royalties payable by Viking Systems under the license agreement are capped at $4,500,000 in the aggregate, over the five-year period. Vista will retain ownership of all intellectual property and product rights under the license agreement until these royalty obligations have been satisfied, at which time Vista will transfer ownership of such intellectual property and product and product rights to Viking. As of December 31, 2005 and December 31, 2004, Viking Systems had accrued royalties related to this agreement of approximately $75,000 and $39,000, respectively. During 2005 and 2004, we paid royalties under this agreement of approximately $225,000 and $78,000, respectively. We have also entered into a royalty agreement with a supplier. The royalty agreement requires payments of 4% of sales that use the supplier’s product. As of December 31, 2005, we had accrued royalties related to this agreement of approximately $12,090. During 2005, we did not pay any royalties under this agreement.

        We have a License Agreement with Harry McKinley, which originated as of April 15, 2004, wherein Viking has exclusive use of Mr. McKinley’s stereo imaging patents. Under this agreement, we paid McKinley $50,000 per year in equal monthly payments through January 15, 2006. We entered into a new agreement effective January 16, 2006 providing for payments of $54,000 per year in equal monthly payments through January 15, 2008.The McKinley patents have been licensed for potential new products.

Viking has an agreement with a bank through which the bank will advance funds to Viking Systems equal to 80% of receivables resulting from our sales up to a maximum of $400,000. Funds advanced accrue interest at prime plus 3.5%. The agreement had originally expired September 14, 2006 and was extended through November 11, 2006 And is currently in the annual renewal process. Upon collection from the customer, the bank retains the funds advanced against the receivable being paid, plus the related accrued interest, and the remaining amount of the collection is remitted to us.

We had a Loan and Security Agreement, dated as of February 9, 2005 and renewed on September 13, 2005, with Silicon Valley bank, pursuant to which we could borrow up to $200,000 against a Certificate of Deposit owned by Donald Tucker, a significant shareholder. We terminated this Agreement on June 6, 2006.

Critical Accounting Policies

This Management’s Discussion and Analysis of Financial Condition and Results of Operations discuss Viking’s Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States.

The preparation of our financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions, including those related to inventory, income taxes, long lived asset valuation, revenue recognition and stock based compensation. Management bases its estimates and judgments on historical experience of the operations and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, will affect its more significant judgments and estimates used in the preparation of our Financial Statements.

Inventory. Viking Systems reduces the stated value of its inventory for obsolescence or impairment in an amount equal to the difference between the cost of the inventory and the estimated market value, based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional reductions in stated value may be required.

Income Taxes. In determining the carrying value of Viking Systems’ net deferred tax assets, Viking Systems must assess the likelihood of sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions, to realize the benefit of these assets. If these estimates and assumptions change in the future, Viking Systems may record a reduction in the valuation allowance, resulting in an income tax benefit in Viking Systems’ Statements of Operations. Management evaluates the realizability of the deferred tax assets and assesses the valuation allowance quarterly.

Other Long-Lived Asset Valuations. Long-lived assets such as property, equipment and definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less the estimated costs to sell. In addition, depreciation of the asset ceases. During the six months ended June 30, 2006 no impairment of long-lived assets was recorded.

Revenue Recognition. Viking Systems’ revenues are derived from the sale of surgical visualization technology products to end users, distributors and original equipment manufactures. Revenue from the sale of products is recognized when a purchase order has been received, the system has been shipped, the selling price is fixed or determinable, and collection is reasonably assured. Most system sales are F.O.B. shipping point, therefore shipment is deemed to have occurred when the product is delivered to the transportation carrier. Most of Viking Systems’ sales through June 30, 2006 have been for products that did not include installation services. If installation is included as part of the contract, revenue is not recognized until installation has occurred, or until any remaining installation obligation is deemed to be perfunctory. Some sales of systems may include training as part of the sale. In such cases, the portion of the revenue related to the training, calculated based on the amount that would be charged for training on a stand-alone basis, is deferred and recognized when the training has been provided. The sales of products do not require specific customer acceptance provisions and do not include the right of return except in cases where the product does not function as guaranteed by Viking Systems. To date, returns have not been significant. Shipping and handling costs are included in cost of sales.

Stock-Based Compensation. On January 1, 2006 Viking adopted Statement of Financial Accounting Standards (“SFAS”) No.123 (Revised 2004), “Share Based Payment,” (“SFAS 123”), using the modified prospective method. In accordance with SFAS 123, Viking measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period. Viking determines the grant-date fair value of employee share options using the Black-Scholes option-pricing model.

Valuation of Derivative Liabilities. At each balance sheet date, the fair value of all warrants will be remeasured, and any changes in the fair value will be recorded as a gain or loss on derivatives in the statement of operations.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) released Statement No. 155, Accounting for Certain Hybrid Financial Instruments, ("SFAS No. 155"). SFAS No.155 is an amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 establishes, among other items, the accounting for certain derivative instruments embedded within other types of financial instruments; and, eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. Effective for Viking beginning January 1, 2007, SFAS No. 155 is not expected to have any impact on Viking's financial position, results of operations or cash flows.

In March 2006, the FASB released Statement No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, ("SFAS No. 156"). SFAS No. 156 amends SFAS No. 140 to require that all separately recognized servicing assets and liabilities in accordance with SFAS No. 140 be initially measured at fair value, if practicable. Furthermore, this standard permits, but does not require, fair value measurement for separately recognized servicing assets and liabilities in subsequent reporting periods. SFAS No. 156 is also effective for Viking beginning January 1, 2007; however, the standard is not expected to have an impact on Viking's financial position, results of operation or cash flows.

In the first quarter of 2006, Viking adopted Statement No. 154, Accounting for Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 , ("SFAS No. 154") which changed the requirements for the accounting for and reporting of a voluntary change in accounting principle. Viking also adopted Statement No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4 ("SFAS No. 151") which, among other changes, requires certain abnormal expenditures to be recognized as expenses in the current period versus capitalized as a component of inventory. The adoption of SFAS No. 154 did not impact the results presented and the impact on any future periods will depend on the nature and significance of any future accounting changes subject to the provisions of the statement. The adoption of SFAS No. 151 did not have any impact on Viking's financial position, results of operations or cash flows.

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109," (FIN 48). FIN 48 clarifies the accounting for uncertainty in tax positions and requires that a Company recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have any impact on Viking's financial position, results of operations or cash flows.

Interest Rate Risk

We currently have liabilities to our former note holders and to our preferred stock holders that accrue interest at a fixed rate. We anticipate that a substantial amount of our future debt and the associated interest expense will be subject to changes in the level of interest rates. Increases in interest rates would result in incremental interest expense.

Inflation

We do not believe that inflation will negatively impact our business plans.

BUSINESS OF VIKING SYSTEMS

General

Viking designs, manufactures, and markets FDA cleared, high-performance laparoscopic vision systems. our primary product is the EndoSite 3Di Digital Vision System (the “EndoSite 3Di System”), an advanced three dimensional (“3-D”) vision system used by surgeons for complex, minimally invasive laparoscopic surgery, with an initial focus on applications in urology, bariatrics, and laparoscopic gynecology. We also manufacture advanced two dimensional (“2-D”) digital cameras that are sold through strategic partner and Original Equipment Manufacture (“OEM”) programs.

Our technology and know-how center on our core technical competencies in optics, digital imaging, sensors, surgical robotics, and image management. Our focus is to deliver advanced integrated information, visualization and control solutions to the surgical team, enhancing their capability and performance in complex, minimally invasive surgical procedures. Our proprietary solutions for surgery are based on three principles:

•	That 3-D vision, providing natural depth perception and a clear view of a patient’s anatomy, is superior in facilitating the performance of complex surgical tasks;

•	That a Head Mounted Display, or HMD, is a more ergonomic display solution for surgeons and interventional physicians than conventional video monitors; and

•
That integrating additional information in a voice controlled, picture-in-picture format into the surgeon’s view, in conjunction with the anatomical view, can facilitate decision making during surgery.

As of September 30, 2006, we had an installed base of more than twenty 3-D vision systems worldwide and more than five hundred 2-D digital cameras with OEM partners, including Boston Scientific Corporation (“Boston Scientific”, NYSE: BSX) and Medtronic, Inc. (“Medtronic”, NYSE: MDT). The list price for our products runs from $125,000 to $200,000 for EndoSite 3Di Systems and from $3,000 to $27,000 for 2-D digital cameras and components.

History

Viking was incorporated in Nevada on May 28, 1998. In November 2003, after a change in control, Viking changed its strategic direction with plans to engage in the medical products industry. In April 2004, we acquired a proprietary 3-D surgical visualization business and digital platform (the “Visualization Assets”) for surgical information delivery (Infomatix™) from Vista Medical Technologies, Inc. (“Vista”). Additionally, we entered into a license agreement with Vista (the “License Agreement”) with respect to certain intellectual property and product rights. Under the License Agreement, Vista retains ownership of all intellectual property and product rights licensed to Viking until the royalty obligations have been satisfied, at which time ownership of such intellectual property and product rights will be assigned to Viking.

Since the acquisition of the assets from Vista, we have taken the following actions as part of our plans to commercialize the technology:

•	Completed the development of the EndoSite 3Di System, which was launched at the American College of Surgeons Congress in October 2004;

•	Rebranded the visualization technology product developed from the Visualization Assets in the Viking product image;

•
Completed the initial staffing of the commercial organization, including regional sales managers, independent sales representatives, international distributors, clinical development staff, and service and marketing personnel;

•
Validated the performance of the EndoSite 3Di System in urology and gynecology, including many complex, minimally invasive surgical procedures, such as laparoscopic radical prostatectomy (“LRP”), laparoscopic bariatric surgery, laparoscopic pyeloplasty, and laparoscopic pelvic floor reconstruction;

•	Added two new significant OEM customers: Medtronic and Boston Scientific; and

•	Created bariatric, urologic, and gynecologic clinical advisory boards.

Effective July 25, 2006, we changed our domicile from the State of Nevada to the State of Delaware by way of a reincorporation merger. Our Certificate of Incorporation and Bylaws as a Delaware corporation are similar to the Articles of Incorporation and Bylaws we had as a Nevada Corporation.

Product and Technology Overview

Our two primary product lines are the EndoSite 3Di Systems for hospitals and a line of advanced 2-D digital cameras and components for OEM customers. Our new generation of advanced vision systems is engineered to become the standard of care for complex, minimally invasive surgeries.

EndoSite 3Di Digital Vision System. Successful surgeries and positive patient outcomes are critically dependent on the surgical team having both the correct surgical skills and the correct surgical environment. Viking’s EndoSite 3Di System is designed to deliver three key benefits that aid in creating the environment a surgical team needs for success:

•	Depth Perception - Natural 3-D vision, by providing depth perception through advanced stereo optics, high-resolution;
•

Ergonomics - The EndoSite HMD provides the surgical team with freedom of movement and frees the surgeon from the uncomfortable posture required to constantly view a remotely-positioned monitor; these ergonomic features reduce fatigue and help to optimize surgical performance; and

•
Infomatix™ - Information is delivered through the proprietary Infomatix™ capabilities that enable on-demand presentation of critical information directly to the surgical team’s field of view through voice activated technology.

There are five key technology components that make up the EndoSite 3Di System:

•
Camera - The EndoSite Digital 3Di Camera incorporates dual 3-Chip CCDs into a lightweight and ergonomic camera head featuring two convenient accessory control buttons. The camera utilizes a patented Carl Zeiss, Inc. (“Zeiss”) optical system allowing 360° scope rotation while maintaining proper image orientation, which delivers a high resolution image to each eye in the HMD. This results in clear 3-D vision of the most critical anatomical structures. The 3-Chip stereo camera system is made up of two components including a camera control unit and a camera head.

•
Digital Data Portal - The EndoSite Digital is the data hub of the EndoSite 3Di System. With the capability to support up to two video sources (stereo or mono), the EndoSite Digital converts any video signal to digital SVGA and delivers real-time clinical images to the surgical team wearing HMDs. A user-independent voice controlled module on the surgeon’s HMD directs Viking’s Infomatix™ technology, which provides integrated information capabilities, including on-demand presentation of critical images and clinical data to the surgical team’s visual field. This capability is extended to the control of the EndoSite Digital Video Recorder for the capture of both image and video records of the surgery for insurance, training, and patient medical records.

•
Head Mounted Display - The EndoSite HMD is a comfortable and lightweight personal monitor that vastly improves operating room ergonomics and stereo visualization. The technological advances of the LCD displays are analogous to 3-Chip camera technology. The three-panel HMD allows true 3-D visualization by employing three individual LCDs for each eye to display red, green and blue, resulting in vast improvements in image contrast and brightness with superior color reproduction.

•
Illumination - Viking’s 300-watt EndoSite Xenon light source provides brilliant light to any minimally invasive procedure providing uncompromising illumination for proper tissue distinction. Additional features include extended-use lamp life of 500 hours, an easy access lamp module, and built-in safety features.

•
StereoScopes - EndoSite StereoScopes are unique to the EndoSite 3Di System and to the 3-D minimally invasive surgical imaging industry. EndoSite StereoScopes provide the advantage of a proprietary optical path to transfer optimal image resolution and illumination. Available in 10mm diameter, 0° and 30° angle of view configurations, EndoSite StereoScopes deliver a wide angle, fixed focal-length scope to fit a large range of procedures.

2-D Digital Cameras for OEM Customers. We are the strategic visualization supplier of 2-D digital cameras and components for several prominent procedure-specific medical device manufacturers including Medtronic, Boston Scientific, B. Braun Medical, Inc. (“B. Braun”), and Richard Wolf Medical Instruments Corporation (“Richard Wolf”). As the procedural business of our partners and customers continues to shift to minimally invasive techniques, we intend to introduce new products, services, and capabilities to respond to this important business segment. We are committed to the growth of our OEM business and believes our engineering capabilities and advanced technologies make us an effective supplier to companies operating in this sector.

Business and Competitive Aspects

FDA-Cleared, Advanced and Affordable 3-D Surgical Visualization Technology. We believe our technology is at the forefront of commercializing advanced 3-D visualization solutions for complex minimally invasive surgeries. As minimally invasive surgeries rapidly gain popularity with both physicians and patients due to improved outcomes, faster recovery times and lower post-operative care costs, surgeons seek tools and techniques that make procedures faster and easier. We believe that there are currently no comparable FDA-cleared 3-D visualization systems on the market. Although the robotic technologies provided by companies such as Intuitive Surgical, Inc. incorporate 3-D vision capabilities into their systems, we do not believe our products are in direct competition with these products.

Significant Clinical and Workflow Benefits Associated with Improved Surgical Visualization. The EndoSite 3Di System provides the surgical team significant clinical and workflow benefits not currently available from 2-D visualization systems. Viking’s solution provides the benefits of natural 3-D vision by providing depth perception cues and sense of spatial relativity. The image is not a computer model or digital rendering, it is stereoscopic vision that closely approximates the surgeon’s visual acuity in open surgery. This is particularly important in complex and lengthy minimally invasive procedures that require safe and precise navigation of a patient’s anatomy. In addition, the HMD provides a field of view that is more immersive and in alignment with the surgeon’s orientation to his instruments. The ergonomic benefits reduce surgeon fatigue and strain associated with traditional systems that require a physician to constantly view a remotely positioned monitor and compromise his or her posture.

InfomatixTM is also a critical platform of the EndoSite 3Di System, providing the surgical team with additional information to enhance the procedure. Information is available on command through a voice-activated technology that enables viewing of secondary video and existing diagnostic information without leaving the patient. The system also allows access to clinical images from pre-surgical files and secondary video in a picture-in-picture format.

Stable and Growing 2-D Digital Camera OEM Business Provides Predictable and Recurring Revenues.  Our OEM business has provided us with a recurring source of revenue. We are the strategic visualization supplier and partner for several leading procedure-specific medical device manufacturers including B. Braun, Richard Wolf, Medtronic, and Boston Scientific. We have sold over 500 2-D digital cameras to our OEM partners, and in 2004 and 2005 OEM sales accounted for more than $2,100,000 and $2,900,000 in revenue, respectively.

Market Opportunity

The primary market for our products is complex, minimally invasive surgery (“MIS”) that relies heavily on the use of endoscopic instruments and technologies. We believe that the clinical benefits and potential applications of 3-D visualization technology provide us with attractive market opportunities. The EndoSite 3Di System combines the visual benefits of an open procedure with the clinical outcomes associated with minimally invasive surgery and enables more complicated surgical procedures to be performed using less invasive techniques. It expands the market or procedures available for use by these systems. Moreover, in addition to our current primary focus on urology, there are several other procedural specialties that offer significant expansion opportunities for the technology, including bariatric, colorectal surgery, laparoscopic gynecology, general surgery, and ear, nose, and throat (“ENT”).

We believe that the key growth drivers in MIS include the following:

•
More highly complex procedures are adapting to MIS techniques, including radical prostatectomy, donor nephrectomy, pyeloplasty, adrenalectomy, gastric bypass, nissen fundoplication, supra pubic hysterectomy, pelvic floor reconstruction, skull-based and pediatric-based procedures;

•	Proactive and informed patients will continue to seek out minimally invasive surgeries; and

•	Technological improvements that will permit more complex surgeries to be performed using MIS techniques.

Market Segmentation and, Competition of Endosite 3Di System

Although competition exists for aspects of our visualization product line, we believe that no single company offers a complete and independent 3-D visualization and information solution specifically directed at complex, minimally invasive procedures. We are not aware of any other true 3-D HMD that has been cleared for marketing in surgical applications by the FDA.

Our competition comes from two directions. The traditional competition is from 2-D vision systems where the prices per system range from $20,000 to $80,000 and represent the low end of the market. The worldwide medical market for standard 2-D vision systems is between 12,000 and 14,000 units per year. Karl Storz Endoscopy America, Inc., Stryker Corporation (NYSE: SYK), ACMI Corporation (recently acquired by Gyrus), Olympus America, Inc., and Smith & Nephew PLC (NYSE: SNN) are key competitors supplying 2-D units.

Our solution provides a higher level of technical sophistication than 2-D for MIS procedures, without the high cost and technical complexity of a robotic solution. We estimate the opportunity for its 3-D technology and the gap in the market to be in excess of 1,400 systems per year. We believe this represents a market opportunity of approximately $250 million.

At the top end of the market, fully immersive 3-D vision-enabled robotics, in particular the daVinci system, sell for up to $1,400,000 per system and require disposables that cost the hospital up to $2,500 per procedure. Intuitive Surgical is the manufacturer of the daVinci Surgical Robot, of which there are more than 300 in use. According to Intuitive Surgical, sales of this unit are currently growing at rate of over 70% per year. This growth suggests a market demand for improved MIS surgical tools and Viking believes there is a gap in the product offerings between these two tiers in the market.

Sales and Marketing

Two key elements of our market development plan involve increasing the size of our sales and marketing organization in both domestic and international markets and implementing a strategy to develop the targeted market segments for the EndoSite 3Di Systems.

We are in the process of building a global, scalable sales effort that can drive organic growth and develop a unified premium Viking brand for all of its products. In September 2004, Lonna J. Williams joined Viking as Senior Vice President of Commercial Operations to implement a multi-tiered sales and marketing initiative. In 2005, we established the initial direct sales organization consisting of five domestic regional sales managers and one international sales manager. The domestic direct sales force focuses on selling systems into key regional accounts and academic centers. We have begun expanding the direct sales organization that reports to the Vice President of Sales.  We currently employ 8 Regional Sales Managers in the United States.

Internationally, we have agreements with distributors in Korea, Sweden, Italy, Russia, and German speaking countries, and we are currently in negotiations with distributors for other key countries. In March 2006, Viking hired a Vice President of Corporate Accounts and International Sales who brings substantial experience building international distribution and sales.

To date, most of our sales have occurred in the specialty segments of urology, bariatrics, and laparoscopic gynecology.

We believe that laparoscopic training is facilitated using 3-D vision and Viking expects significant interest and adoption relative to its sales and marketing investment in that sector. In a recent study performed at Washington University in St. Louis, Missouri, it was determined statistically that both skilled and unskilled surgeons learned laparoscopic tasks faster using 3-D visualization versus standard 2-D techniques. We are also evaluating strategic alliances and collaborations to add to our product offering to further enhance the system’s desirability to the urologist. These include articulating hand-held laparoscopic tools and robotic assist arms.

While the bariatric market remains an important market for us and will be a focus for upgrades and new business, the impact of the Medicare 2005 reimbursement guidelines and a consolidation of surgical sites into Centers of Excellence (driven by ASBS policy makers) has caused us to prioritize resources to the development of the urological, laparoscopic gynecological and other complex minimally invasive surgical procedures.

Operations

Our product development, production and engineering functions are managed in Westborough, Massachusetts. This department provides Viking production capability, product development, quality assurance, regulatory affairs management, OEM sales management and technical sales support. Subject to adequate capital, we plan to increase the size of our engineering and design staff over the next 12 months in order to accelerate the introduction of new products.

Product Development. Our product development priorities include support of the clinical expansion process, upgrading and enhancing Viking’s core platform products, developing new products to expand the product line and supporting the development phase of new OEM customer programs. We are dedicated to providing the highest quality and best video image on the market, in addition to delivering that image in 3-D.

Production and Engineering. Production processes that are conducted at our Westborough facility include final assembly, test and integration services of surgical video systems. Equipment used in the production and engineering process consists of benches, custom fixturing, test equipment and hand tools. We out source all fabrication operations. There is currently floor space capacity to build and ship EndoSite 3Di Systems to meet our forecast through 2007, in addition to planned OEM shipments. Additional skilled labor is readily available in the local market as production volume increases.

All development projects are performed in compliance with FDA guidelines and the Medical Device Directive. Our policies and procedures have been audited and found to be compliant by the regulatory agencies for both the U.S. and Europe. All products have been tested and approved by ETL to IEC60601-2-18 safety standards.

Our Westborough facility is ISO 13485 certified and FDA compliant. ISO13485:2003 is the international quality management standard for designers and manufacturers of medical devices. FDA compliant means that Viking Systems is registered with and cleared by the Food and Drug Adminstration to design, manufacture and sell medical devices in the United States.

Intellectual Property

Our technology base was built through internal research and development and by license. Viking holds exclusive license rights to 20 U.S. patents and five international patents. In addition, we license four U.S. patents and four international patents on a non-exclusive basis. In connection with the acquisition of the Vista Assets, we entered into a License Agreement, pursuant to which Viking was granted an exclusive, worldwide right to license technology under 25 patents. Upon expiration of the license term in 2008, ownership of the patents will transfer from Vista to Viking if the minimum royalty payments have been met. We are also engaged in the development of several proprietary technological improvements to its manufacturing process and product suite based on its existing intellectual property assets that we anticipate will strengthen our intellectual property portfolio. In addition, we believe that our proprietary manufacturing process combines several different technologies that offer us a unique competitive advantage.

Quality Assurance and Regulatory Affairs

All medical devices developed by Viking are regulated by the FDA in the U.S. The nature of the FDA requirements applicable to medical devices depends on their classification by the FDA. Our current products are classified as Class II medical devices. A device classified as a Class II device usually requires, at a minimum, FDA 510(k) clearance. The EndoSite 3Di System was cleared to be marketed in the U.S. via 510(k) number K021290 on June 28, 2002.

Viking’s regulatory function is managed by a regulatory affairs professional with over 15 years of experience in the medical device industry. To comply with quality requirements, Viking relies on its suppliers’ quality systems and ISO registrations as well as historical data to support Viking’s material acceptance.

Viking’s Westborough facility was the subject of a routine surveillance audit by the FDA in February 2003. No adverse findings were noted.

Governmental Regulation: Medical Devices

Our business plan calls for us to engage in the business of marketing medical devices. The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulation in the United States.  Medical devices are regulated in the United States primarily by the FDA and, to a lesser extent, by certain state agencies.  Generally, medical devices require pre-market clearance or pre-market approval prior to commercial distribution.  In addition, certain material changes or modifications to, and changes in intended use of, medical devices also are subject to FDA review and clearance or approval.  The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, promotion, and distribution of medical devices in the United States and the export of unapproved medical devices from the United States to other countries.  Non-compliance with applicable requirements can result in failure of the government to grant pre-market clearance or approval for devices, withdrawal or suspension of approval, total or partial suspension of production, fines, injunctions, civil penalties, refunds, recall or seizure of products, and criminal prosecution.

Device Classes. In the United States, medical devices are classified into one of three classes, Class I, II or III, on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness.  The products we intend to market as a result of the Vista acquisition have either been classified as Class I or Class II devices.

Class I devices are subject to general controls, such as establishment registration and product listing, labeling, adulteration, and misbranding provisions and medical device reporting requirements and, unless exempt, to pre-market notification and adherence to “good manufacturing practice” standards.  Class II devices are subject to general controls and special controls, such as performance standards, post-market surveillance, patient registries, and FDA guidelines.  Generally, Class III devices are those that must receive pre-market approval by the FDA to ensure their safety and effectiveness.  Examples of Class III products include, life-sustaining, life-supporting, and implantable or new devices that have not been found to be substantially equivalent to legally marketed devices.  Class III devices ordinarily require clinical testing to ensure safety and effectiveness and FDA clearance prior to marketing and distribution.  The FDA also has the authority to require clinical testing of Class I and Class II devices.  A pre-market approval application must be filed if a proposed device is not substantially equivalent to a legally marketed predicate device or if it is a Class III device for which the FDA has called for such application.  A pre-market approval application typically takes several years to be approved by the FDA.

Device Approval. Generally, before a new device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance of a 510(k) notification or submission and approval of a pre-market approval application.  If a medical device manufacturer or distributor can establish that a device is “substantially equivalent” to a legally marketed Class I or Class II device, or to a Class III device for which the FDA has not called for a pre-market approval, the manufacturer or distributor may market the device upon receipt of an FDA order determining such a device substantially equivalent to a predicate device.  The 510(k) notification may need to be supported by appropriate performance, clinical, or testing data establishing the claim of substantial equivalence.  The FDA requires a rigorous demonstration of substantial equivalence.

Following submission of the 510(k) notification, the manufacturer or distributor may not place the device into commercial distribution until an FDA substantial equivalence order permitting the marketing of a device is received by the person who submitted the 510(k) notification.  At this time, the FDA typically responds to the submission of a 510(k) notification between 90 to 200 days after receipt.  An FDA letter may declare that the device is substantially equivalent to a legally marketed device and allow the proposed device to be marketed in the United States.  The FDA, however, may determine that the proposed device is not substantially equivalent or require further information, including clinical data, to make a determination regarding substantial equivalence.  Such determination or request for additional information will delay market introduction of the product that is the subject of the 510(k) notification.

Investigational Device Exemption Application. All clinical investigations involving the use of an unapproved or uncleared device on humans to determine the safety or effectiveness of the device must be conducted in accordance with the FDA’s investigational device exemption regulations.  If the device presents a “significant risk,” the manufacturer or distributor of the device is required to file an investigational device exemption application with the FDA prior to commencing human clinical trials.  This application must be supported by data, typically the result of animal and bench testing.  If the application is approved by the FDA, human clinical trials may begin at a specific number of investigational sites with a maximum number of patients, as approved by the FDA.  If the device presents a “non-significant risk,” approval by an institutional review board prior to commencing human clinical trials is required, as well as compliance with labeling, record keeping, monitoring and other requirements.  However, the FDA can disagree with a non-significant risk device finding.

Any products that we manufacture or distribute are subject to continuing regulation by the FDA, which includes record keeping requirements, reporting of adverse experience with the use of the device, “good manufacturing” requirements, and post-market surveillance, and may also include post-market registry and other actions deemed necessary by the FDA.  A new 510(k), pre-market approval or pre-market approval supplement, is also required when a medical device manufacturer makes a change or modification to a legally marketed device that could significantly affect the safety or effectiveness of the device, or where there is a major change or modification in the intended use of the device or a new indication for use of the device.  When any change or modification is made to a device or its intended use, the manufacturer is expected to make the initial determination as to whether the change or modification is of a kind that would necessitate the filing of a new 510(k), pre-market approval, or pre-market approval supplement.

Foreign Requirements. Sales of medical device products outside the United States are subject to foreign regulatory requirements that vary from country to country.  The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ from FDA requirements.  Our failure to comply with regulatory requirements would jeopardize our ability to market our products.  The current regulatory environment in Europe for medical devices differs significantly from that in the United States.  Since June 1998, all medical devices sold in the European Union must bear the CE mark.  Devices are now classified by manufacturers according to the risks they represent with a classification system giving Class III as the highest risk devices and Class I as the lowest.  Once the device has been classified, the manufacturer can follow one of a series of conformity assessment routes, typically through a registered quality system, and demonstrate compliance to a “European Notified Body.”  After that, the CE mark may be applied to the device. Maintenance of the system is ensured through annual on-site audits by the notified body and a post-market surveillance system requiring the manufacturer to submit serious complaints to the appropriate governmental authority.

Employees

As of the date of this Prospectus, we have 36 full time employees. None of our employees are represented by a collective bargaining agreement, nor have we experienced work stoppages. We believe our relations with our employees are good.

Facilities

We currently lease and occupy 3,506 square feet of office space in San Diego, California for commercial operations and corporate headquarters. The lease expires in January 2008. Our Manufacturing and Research and Development facility is located in approximately 17,850 square feet located in Westborough, Massachusetts. The lease expires in October 2007. We believe we will be able to obtain additional space, as needed, on commercially reasonable terms.

LEGAL PROCEEDINGS

We are not a party to any legal proceeding.

MANAGEMENT

As at October 31, 2006, our directors and executive officers, their ages, and positions held, are as follows:

Name	Age	Position

Donald E. Tucker	52	Chairman/CEO/ President/Director
Gregory M. Decker	50	Chief Financial Officer
Daniel F. Crowley	56	Director, Audit Committee Chairman
Nathan J. Harrison, M.D.	61	Director, Compensation Committee Chairman
Brian Miller	56	Director
Joseph Warrino	37	Vice President of Finance and Administration/Secretary
Lonna Williams	49	Sr. VP of Commercial Operations

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer, and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Donald E. Tucker. Effective May 23, 2006, Donald E. Tucker was appointed Chief Executive Officer, President and a director of Viking. Mr. Tucker replaced interim CEO Nathan Harrison, MD who continues to serve as a director of Viking. In August 2006, Mr. Tucker also became chairman of Viking’s board of directors. Mr. Tucker is a significant shareholder of Viking, and has recently retired from his employment as a senior executive with Accenture, an international consulting company. Viking anticipates that employment compensation terms for Mr. Tucker will be finalized within the next several weeks. Over his 26 year career with Accenture, Mr. Tucker has worked extensively with start-up companies, emerging growth businesses, and Fortune 50 companies. Mr. Tucker was the Managing Partner for the Accenture Medical Products, Diagnostics and Devices industry segments, as well as, the Accenture lead partner for the west coast bio/pharmaceutical market. Areas of specialization include product and market development, logistics/supply chain management, and strategy formulation. Mr. Tucker has extensive experience in merger integration, new product launch, and complex business change. Mr. Tucker earned a B.S. in Business Management from Northern Michigan University.

Gregory M. Decker. Effective May 31, 2006, Gregory M. Decker was appointed Chief Financial Officer of Viking. Mr. Decker served most recently as the Chief Financial Officer of Sensoria Corporation, a venture-funded wireless communications company. Mr. Decker has more than 20 years of financial and general management experience with telecom services, infrastructure and terminal equipment -- in both start-up and Fortune 500 companies. Prior to joining Sensoria, Mr. Decker was Senior Vice President and CFO of NeoPoint, Inc., a developer of wireless “Smartphones” and wireless Internet services. Previously, Mr. Decker was the Finance Director for Qualcomm’s $1-billion Consumer Products Division, and Controller for Ericsson Raynet. He holds a bachelor’s degree from Pomona College and a Masters in Business Administration from Harvard’s Graduate School of Business.

Daniel F. Crowley. Mr. Crowley was appointed a director of Viking in December 2003 and was Chairman of the Board from March 2005 to August 2006. He has been a private investor and business consultant since 2002. Mr. Crowley is a principal in and co-founder of Spectrum Partners LLC, a business strategy and development advisory firm specializing in the transportation and logistics industry with offices in Scottsdale, Arizona. Prior to Spectrum Partners LLC, Mr. Crowley was Executive VP & CFO at BAX Global from 1998 through 2002. Previous positions include senior management positions with Frito-Lay International and Grand Metropolitan PLC companies including, The Pillsbury Company and Pearle Vision. Mr. Crowley holds a CPA certificate from the State of New York, and a M.B.A. in Finance from Columbia University.

Nathan J. Harrison, M.D. Dr. Harrison was appointed a director of Viking in August 2004. Dr. Harrison has been the Medical Director of Dunhill Marketing and Insurance, Inc. since retiring from clinical practice in 1999. He joined Obstetrics/Gynecology Associates Medical Group, Inc. in 1977 and was President from 1981 to 1999. Dr. Harrison also served as Chief of Staff, Chairman of Obstetrics and Gynecology and as a Director of Sharp Memorial Hospital. He also served as a Director of Sharp Health Care and Sharp Community Medical Group all in San Diego. Prior to this, Dr. Harrison was a Flight Surgeon in the U.S. Army. He has been a member of the Physicians Advisory Committee for Prudential Insurance, CIGNA Insurance and Aetna/US Health, as well as several medical societies. Dr. Harrison earned his M.D. from University of Illinois College of Medicine.

        Brian Miller. Effective October 5, 2006, Brian M. Miller was appointed as a member of the Company’s Board of Directors. Mr. Miller currently serves as Executive Vice President, Strategic Alliances of Pay By Touch, a San Francisco based company offering biometric based payments and personal marketing solutions. He is also a member of the Board of Directors of Pay By Touch and M-Factor, a provider of marketing analytics solutions. Mr. Miller joined Pay By Touch in 2002 after a 28-year career with Accenture where he focused on creating the firm's Custom Relationship Management (“CRM”) practice, working in the sales and marketing area for important clients such as Disney, Kellogg’s, Hershey, Clorox, Quaker, Dial, Wyeth Pharmaceutical and Takeda Pharmaceutical. He was also instrumental in establishing key Accenture strategic relationships with Siebel Systems, PeopleSoft, and Blue Martini. During his tenure at Accenture, Miller served as the Managing Partner in several areas of the firm's practice for the West Coast, working with important clients such as Lucky Stores, Ralphs, Savemart, Smitty’s, Smiths, Fred Meyer, Ross Stores and Duty Free Shops. He also led Accenture's Silicon Valley Business Launch Center, helping clients startup new internet based companies. Miller received an MBA and a BSE degree in Industrial Engineering from the University of Michigan.

Joseph A. Warrino. Mr. Warrino was appointed the CFO and Secretary of Viking on April 15, 2004. On May 31, 2006, Mr. Warrino was appointed as Vice President of Administration and is no longer our chief financial officer. Prior to joining Viking he was Controller of Vista Medical Technologies, Inc. From 1999 to 2000 Mr. Warrino was a Division Controller and Human Resources Manager of Lakso Packaging, a division of DT Industries, Inc. From 1998 to 1999, he was a senior cost accountant for Vista Medical Technologies, Inc. and from 1989 to 1998, Mr. Warrino worked as an accountant for several different publicly held companies. Mr. Warrino earned his B.S. degree in accounting from Salem State College and his A.S. degree in Management from Middlesex Community College.

Lonna J. Williams. In September 2004, Ms. Williams joined Viking as Vice President, Sales and Marketing for all Viking business units. Ms. Williams was formerly President of Medical Market Solutions, a health care product consulting firm. She has 20 years of experience in marketing, sales and business development in medical diagnostics, devices, and pharmaceuticals and has held executive level positions in several public and privately held companies. Ms. Williams has brought over 25 new products to market and commercialized four novel technologies. She has held senior management positions at Johnson and Johnson/Clinical Diagnostics, Hybritech/Eli Lilly, GenProbe, Inc., Quidel Corporation and LifePoint, Inc. She has been involved in corporate acquisitions and technology licensing and has created and implemented business plans, integration and commercialization plans supporting the acquisitions. She graduated from the University of Southern Colorado.

Key Employees

John “Jed” Kennedy. Mr. Kennedy is the President, Vision Systems Group at Viking Systems. Mr. Kennedy joined Vista Medical in January 1997 as Vice President of Research and Development. He was appointed Vice President/General Manager of Westborough Operations in January 2000 before being appointed Executive Vice President and COO in December 2000. Prior to joining Vista, Mr. Kennedy held various positions in Manufacturing, Quality Engineering, and Product Development at Smith & Nephew Endoscopy from 1984 through January 1997. From 1996 through January 1997 he was the Group Director of Product Development responsible for managing all Divisional Product Development activities. From 1993 through 1996, Mr. Kennedy was Director, Research and Development responsible for the management of four technology product development groups. Prior to 1984, he held various engineering positions at Honeywell’s Electro-Optics and Avionics divisions. Mr. Kennedy received a B.S. in Manufacturing Engineering from Boston University in 1979.

Other Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceeding and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the last five years.

Code of Ethics

We adopted a code of ethics that applies to all officers, directors and employees of Viking Systems, a copy of which was filed as Exhibit 14 to Form 10-KSB for the year ended December 31, 2002. To view this code of ethics, please visit our website at www.Vikingsystems.com (the information contained in our website is not intended to be a part of this filing). We intend to satisfy the disclosure requirements under Item 5.05 of Form 8−K regarding an amendment to, or waiver from, a provision of this code of ethics, if any, by posting such information on our website as set forth above.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below:

Audit Committee.    The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control, and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee currently consists of Daniel Crowley (Chairman) and Nathan Harrison, each of whom is a non-management member of our board of directors.  Daniel F. Crowley is also our audit committee financial expert, as currently defined under Securities and Exchange Commission rules. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NASDAQ Stock Market and Securities and Exchange Commission rules and regulations. We intend to comply with future audit committee requirements as they become applicable to us.

Compensation Committee.  The compensation committee determines our general compensation policies and the compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee reviews and determines equity-based compensation for our directors, officers, employees, and consultants and administers our stock option plans and employee stock purchase plan. The current members of the compensation committee are Nathan Harrison (Chairman) and Daniel Crowley, each of whom is a non-management member of our board of directors. We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NASDAQ Stock Market and Securities and Exchange Commission rules and regulations. We intend to comply with future compensation committee requirements as they become applicable to us.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters. The current members of the nominating and governance committee is Nathan Harrison. We believe that the composition of our nominating and governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NASDAQ Stock Market and Securities and Exchange Commission rules and regulations. We intend to comply with future nominating and corporate governance committee requirements as they become applicable to us.

Communications with Board Members

We have not adopted a formal process by which stockholders may communicate with the Board of Directors. Until a formal process occurs, stockholders may contact our CFO at gdecker@Vikingsystems.com.

Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and all persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership of our securities with the SEC on Forms 3 (Initial Statement of Beneficial Ownership), 4 (Statement of Changes of Beneficial Ownership of Securities), and 5 (Annual Statement of Beneficial Ownership of Securities). Directors, executive officers, and beneficial owners of more than 10% of Viking’s Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Viking believes that during the year ended December 31, 2005, the Reporting Persons met all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid by Viking for services rendered during the last three years to Viking’s Chief Executive Officer and to Viking’s most highly compensated executive officers other than the CEO, whose annual salary and bonus exceeded $100,000:

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Other Annual Principal Position	Year	Salary	Bonus	Other Annual Compensation	Stock Awards	Options/ SAR’s (#)	LTIP Payouts	All Other Compensation
Thomas B. Marsh (1)	2005	$230,059	-0-	-0-	-0-	-0-	-0-	-0-
	2004	$151,600	18,000 (2)	-0-	-0-	320,000	-0-	-0-
	2003	$-0-	-0-	-0-	-0-	1,000,000	-0-	-0-

John Kennedy (3)	2005	$195,555	-0-	-0-	-0-	500,000	-0-	-0-
	2004	$132,385	18,000 (2)	-0-	-0-	280,000	-0-	-0-
	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Lonna Williams (4)	2005	$170,620	-0-	-0-	-0-	500,000	-0-	-0-
	2004	$44,563	12,000 (2)	-0-	-0-	280,000	-0-	-0-
	2003	-0-			-0-		-0-	-0-

Joseph Warrino (5)	2005	$123,394	-0-	-0-	-0-	200,000	-0-	-0-
	2004	$65,916	12,000 (2)	-0-	-0-	126,000	-0-	-0-
	2003	-0-			-0-			-0-

Robert Tierney (6)	2005	$129,138	-0-	-0-	-0-	100,000	-0-	-0-
	2004	$79,171	-0-	-0-	-0-	60,000	-0-	-0-
	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Mr. Marsh was appointed as President and CEO of Viking in December 2003 and left employment by Viking on April 11, 2006.

(2)	The bonuses were earned in 2004 and paid in 2005.

(3)	Mr. Kennedy was appointed as President of the Vision Systems Group in April 2004.

(4)	Ms. Williams joined Viking Systems in September 2004 as VP of sales and Marketing and in July 2005 was promoted to Sr. VP of Commercial Operations.

(5)	Mr. Warrino was appointed as Chief Financial Officer in April 2004.

(6)	Mr. Tierney was appointed as National Sales Manager in April 2004 and in December 2004 was promoted to Vice President of Clinical Development.

Stock Options Granted in the Last Fiscal Year

The following table sets forth information on grants of options to purchase shares of our common stock in fiscal year 2005 to our officers and directors.

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(1)	Expiration Date
John Kennedy	500,000	32.9%	$.40	10/10/15
Lonna Williams	500,000	32.9%	$.40	07/01/15
Joseph Warrino	200,000	13.6%	$.40	10/10/15
Robert Tierney	100,000	6.58%	$.40	10/03/15

(1)	The exercise price was equal to 100% of the fair market value on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

			Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In- the-Money Options at December 31, 2005 ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas B. Marsh (2)	-0-	-0-	1,106,667	213,333	-0-	NA
John Kennedy	-0-	-0-	318,333	461,667	-0-	NA
Lonna Williams	-0-	-0-	273,333	506,667	-0-	NA
Joseph Warrino	-0-	-0-	143,000	183,000	-0-	NA
Robert Tierney	-0-	-0-	30,000	130,000	-0-	NA

(1)
Calculated on the basis of the fair market value of the underlying securities at December 31, 2005 minus the exercise price. Viking’s common stock is quoted on the Bulletin Board. As of December 31, 2005, there was limited, if any, trading volume in Viking’s common stock. Management believes that the quoted price of Viking’s common stock on the Bulletin Board as of December 31, 2005 did not reflect fair market value of Viking’s common stock for the following reasons:

•	Viking’s per share book value as of December 31, 2005 was approximately $(0.05);
•	Viking had revenues of $3,835,451 in 2005;
•	Viking had a loss of $7,528,719 for the year ended December 31, 2005;
•	Viking had a cumulative deficit of $9,844,140 as of December 31, 2005; and
•	Viking had limited trading activity during 2005 including during the month of December 2005.

(2)	On March 22, 2006 Mr. Marsh acquired 837,000 shares through a cashless exercise of his NSO in the amount of 1,000,000 shares. The balance of his options expired on his departure on April 11, 2006.

Compensation of Directors

In April 2004, we adopted a compensation plan for our Board of Directors. Pursuant to such plan we grant an initial option of 20,000 shares to each non-employee director at the time he or she is appointed a director of Viking. The options vest one year from the date of grant. Beginning in the second year of their term, each non-employee director is granted an annual option of 10,000 shares of our common stock.

In addition to an option for 20,000 shares granted under the Non-Employee’s Directors Stock Ownership Plan, we granted Director Daniel F. Crowley an option to purchase 200,000 shares of our common stock.

Employment Agreements

Viking has entered into an employment agreement with our Vice President of Finance and Administration, Joseph Warrino. The agreement provides for the payment of a base salary of $150,000 per year plus participation in bonus plan which includes both cash and stock options based on Company and individual performance as determined from time to time by the Compensation Committee.

Viking has entered into an employment agreement with our Sr. VP of Commercial Operations, Lonna Williams. The agreement provides for the payment of a base salary of $185,000 per year plus participation in the bonus plan which includes both cash and stock options based on Company and individual performance as determined from time to time by the Compensation Committee.

Viking has entered into an employment agreement with our President of Vision Systems Group, John Kennedy. The agreement provides for the payment of a base salary of $195,700 per year plus participation in the bonus plan which includes both cash and stock options based on Company and individual performance as determined from time to time by the Compensation Committee.

Viking has entered into an employment agreement with our VP of Sales, Eric Cohill. The agreement provides for the payment of a base salary of $160,000 per year plus participation in the bonus plan that includes both cash and stock options based on Company and individual performance as determined from time to time by the Compensation Committee.

Viking has entered into an employment agreement with our VP of Clinical Development, Robert Tierney. The agreement provides for the payment of a base salary of $150,000 per year plus participation in the bonus plan which includes both cash and stock options based on Company and individual performance as determined from time to time by the Compensation Committee.

Viking intends to enter into employment agreements with Donald Tucker our recently appointed chief executive officer and Gregory Decker, our recently appointed chief financial officer.

Equity Compensation Plan Information

2004 Stock Incentive Plan. All key employees of Viking (and its subsidiaries and affiliates in which Viking has a significant equity interest) are eligible to receive awards under the Plan. The Plan permits the granting of:

•
stock options, including “incentive stock options” meeting the requirements of Section 422 of the Internal Revenue Code and stock options that do not meet these requirements (options that do not meet these requirements are called “nonqualified stock options”);

•	stock appreciation rights, or “SARs”;
•	restricted stock; and
•	performance awards payable in stock.

A total of 8,600,000 shares of Viking common stock are available for granting awards under the Plan. This total includes 7,500,000 originally authorized shares and 1,100,000 shares subsequently added in 2006. The Compensation Committee of the Board of Directors administers the Plan. The maximum term of any option granted under the Plan is limited to 10 years. The exercise price per share under any stock option or the grant price of any SAR cannot be less than the Fair Market Value that is defined in the Plan.

We have issued options to some employees and to industry consultants. As Viking Systems hired new employees the board granted stock options between 10,000 and 30,000 shares per employee. In conjunction with employment contracts the board granted stock options between 80,000 and 500,000 shares per employee. In conjunction with Personal Service Agreements, the board granted stock options between 20,000 and 1,000,000 shares. As of June 30, 2006, Viking has issued incentive stock options to officers and employees, and non-qualified stock options to industry consultants totaling 8,471,000 shares. Options representing 695,000 shares have been cancelled and options representing 1,000,000 shares have been exercised. Stock options totaling 6,776,000 shares are outstanding as of June 30, 2006.

2004 Non-Employee Directors Stock Ownership Plan. The 2004 Director Plan provides for the grant to non-employee directors of non-qualified stock options and restricted stock. The 2004 Director Plan provides that up to a total of 500,000 shares of Common Stock (subject to adjustment as described below) will be available for the granting of awards there under. If any shares subject to awards granted under the 2004 Director Plan, or to which any award relates, are forfeited, or if an award otherwise terminates, expires, or is cancelled prior to the delivery of all of the shares issuable pursuant to the award, such shares (assuming the holder of the award did not receive dividends on the shares or exercise other indicia of ownership) will be available for the granting of new awards under the 2004 Director Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information regarding shares of our common stock beneficially owned as of August 25, 2006 by: (i) each of our officers and directors; (ii) all officers and directors as a group; and (iii) each person known by us to beneficially own five percent or more of the outstanding shares of our common stock.

Name	Common Stock	Common Stock Options Exercisable Within 60 Days	Common Stock Purchase Warrant Exercisable Within 60 Days	Total Stock and Stock Based Holdings (1)	% Ownership(1)

Donald E. Tucker (2)	29,621,150		87,500	29,708,650	47.95%
Gregory M. Decker(2)	-	40,000		40,000	0.06%
Joseph A. Warrino (2)	-	268,000		268,000	0.43%
Lonna Williams (2)	-	605,000		605,000	0.97%
John Kennedy (2)	-	605,000		605,000	0.97%
Daniel F. Crowley (2)	7,500	230,000		237,500	0.38%
Brian M. Miller	3,533,333	-	833,333	4,366,666	6.96%
Nathan Harrison, M.D.(2)	55,000	30,000		85,000	0.14%
All officers and directors as a group (8 persons) (2)	33,216,983	1,778,000	920,833	35,915,816	55.63%
St. Cloud Capital Partners	8,333,333	-	2,083,333	10,416,666	16.29%
Crestview Capital Master, LLC. (3)	5,555,556	-	2,777,778	8,333,334	11.87%
Bushido Capital Master Fund, L.P. (3)	8,333,333	-	4,166,667	12,500,000	16.81%
Pierce Diversified Strategy Master Fund, LLC (3)	2,777,778	-	1,388,889	4,166,667	6.31%
GSSF Master Fund, LP (3)	2,361,111	-	1,180,556	3,541,667	5.41%
Gryphon Master Fund, LP (3)	4,583,333	-	2,291,667	6,875,000	10.00%
Midsummer Investment, LTD (3)	13,888,889	-	6,944,444	20,833,333	25.19%
Rockmore Investment Master Fund, LTD (3)	4,166,667	-	2,083,333	6,250,000	9.18%

(1)
For purposes of this table “beneficial ownership” is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common shares that such person or group has the right to acquire within 60 days after September 30, 2006. For purposes of computing the percentage of outstanding common shares held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after September 30, 2006, are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. As of September 30, 2006, there were 61,864,941 shares of our common stock issued and outstanding. There were also outstanding options, warrants, and convertible notes entitling the holders to purchase 2,414,001 shares of our common stock owned by officers and/or directors of Viking. These options, warrants, and convertible notes are not currently exercisable.

(2)	These are the officers and directors of Viking.

(3)	"Common Stock" represents the number of shares of common stock into which, at the current conversion rate, series B preferred shares are convertible.

DESCRIPTION OF SECURITIES

We are authorized to issue up to 200,000,000 shares of common stock, $.001 par value and 25,000,000 shares of preferred stock, $.001 par value. As of August 30, 2006, there were 61,864,941 shares of our common stock issued and outstanding. We have designated 8,000 shares of our preferred stock as Series B preferred stock. We changed our domicile from the State of Nevada to the State of Delaware effective July 25 2006. In connection with such change of domicile, our authorized common stock was increased from 150,000,000 shares to 200,000,000 shares. At August 30, 2006 all 8,000 shares of Series B Convertible Preferred Stock so designated were issued and outstanding. The following is a summary of the material rights and privileges of our common stock and preferred stock.

Common Stock

Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and in the event of liquidation, to share pro rata in any distribution of our assets after payment, or providing for the payment, of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and nonassessable.

Preferred Stock

Our Board of Directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board. The Board of Directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any series thereof and the common stock. The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

        Although we have no present intent to issue additional shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

Series B Preferred Stock

In May 2006, our Board of Directors adopted a resolution designating a Series B preferred stock consisting of 8,000 shares. All 8,000 shares of Series B Preferred Stock authorized have been issued. The following description of the Series B Preferred stock is a summary only:

Dividends. Holders of the Series B Preferred Stock (each a “Holder”) are entitled to receive cumulative dividends at the rate per share of (i) up to and including May 22, 2009, 8% per annum, (ii) from May 22, 2009 through and including May 22, 2010, 11% per annum, and (iii) after May 22, 2011, 14% per annum. Dividends shall be paid in cash or shares of Viking common stock, or a combination thereof, pursuant to the terms and conditions of the transaction documents.

Voting Rights. The holders of the Preferred Stock have no voting rights unless required under applicable state corporate law.

Liquidation. Upon any liquidation, dissolution, or winding-up of Viking, whether voluntary or involuntary (a “Liquidation”), the holders of Series B Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of Viking an amount equal to the stated value of the Series B Preferred Stock ($1,000 per share), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, for each share of Series B Preferred Stock before any distribution or payment shall be made to the holders of any junior securities, and if the assets of Viking shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B Preferred Stock shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. The shares of Preferred Stock are initially convertible into shares of Viking’s common stock at a price of $0.18 per share, however, the conversion price is subject to adjustment based upon certain conditions.  If all shares of Preferred Stock are converted into common stock at the initial conversion price, of which there can be no assurance, approximately 44,444,444 shares of common stock will be issued in such conversion.

Certain Price and Share Adjustments.

a)    Stock Dividends and Stock Splits. If Viking (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of Viking, then the conversion price shall be adjusted accordingly.

b)    Subsequent Equity Sales. If Viking sells or grants any option to purchase or sells or grants any right to reprice its securities, or otherwise disposes of or issues any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price of the Series B Preferred Stock (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”), then the conversion price shall be reduced, by multiplying the conversion price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock that the actual cash offering price for such Dilutive Issuance would purchase at the then Exercise Price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock so issued or issuable in connection with the Dilutive Issuance, but in no event shall such adjustment reduce the Conversion Price to less than $0.05.

c)    Subsequent Rights Offerings. If Viking shall issue rights, options, or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the effective value weighted average price (“VWAP”), then the conversion price shall be multiplied by a fraction of which the denominator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of common stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to Viking in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

Based on certain redemption features of the Series B Convertible Preferred Stock which Viking determined not to be solely within their control, the Preferred Stock has been classified on the balance sheet between total liabilities and equity, in accordance with the provisions of Emerging Issues Task Force (“EITF”) Topic D-98. The fair value of warrants to purchase common stock issued in connection with the Preferred Stock, and all other issued and outstanding warrants, have been classified as derivative liabilities in accordance with the provisions of EITF-00-19. At each subsequent balance sheet date, the fair value of the warrants will be remeasured, and any changes in the fair value will be recorded as a gain or loss on derivatives in the statement of operations.

Redemptions. Subject to certain conditions, Viking, at any time after the four year anniversary of the date that Viking’s registration statement covering the shares of common stock issuable upon conversion of the Preferred Stock is declared effective by the Securities and Exchange Commission, may redeem shares of Preferred Stock at the Stated Value plus any accrued and unpaid dividends and any other amounts due in respect of the Preferred Stock. Pursuant to the terms and conditions of the transaction documents, upon the occurrence of certain events (each a “Triggering Event”), each Holder has the right to require Viking to redeem Preferred Stock for cash or for shares of Viking common stock. Depending upon the nature of the Triggering Event the Holder would:

(1) receive in cash for each share of Preferred Stock, the sum of (i) the greater of (A) 130% of the Stated Value or (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Conversion Price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Preferred Stock, or

(2) either (a) redeem all of the Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the sum of (i) the greater of (A) 130% of the Stated Value or (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Conversion Price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Preferred Stock divided by 75% of the average of the 10 VWAPs immediately prior to the date of election to redeem Preferred Stock for common stock, or (b) increase the dividend rate on all of the outstanding Preferred Stock held by such Holder to 18% per annum thereafter.

Transfer agent

Our transfer agent is Fidelity Transfer, 1800 South West Temple, Salt Lake City, Utah 84115, telephone (801) 484-7222.

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are a Delaware corporation. Our Certificate of Incorporation provides to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Certificate of Incorporation is to eliminate our rights and our shareholders’ rights (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our Bylaws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Issuance of Preferred Stock

On December 18, 2003, we granted Donald Tucker, Viking Systems’ largest shareholder and current President, CEO and director (“Donald Tucker”), an option to purchase 5,000,000 shares of our Series A Preferred Stock for $400,000. Each share of Series A Preferred Stock was convertible into four shares of our common stock. Mr. Tucker subsequently exercised his option and purchased all 5,000,000 shares of Series A Preferred Stock on February 27, 2004. In December 2004, he converted his 5,000,000 shares of Series A Preferred Stock into 20,000,000 shares of our common stock.

Loan Transactions

Donald Tucker made several loans to Viking Systems during 2005 and during the first quarter of 2006. Each loan was unsecured and most were convertible into shares of our common stock or other debt securities. Information about such loans is as follows:

Date of Loan	Amount	Interest Rate	Maturity Date	Conversion Rate

10/26/04	$200,000	10%	3/31/05	$.40 per share (1)
12/6/04	$200,000	10%	3/31/05	$.40 per share (1)
1/12/05	$ 50,000	10%	3/31/05	$.40 per share (1)
1/21/05	$500,000	10%	3/31/05	$.20 per share (2)
2/5/05	$450,000	10%	3/23/05	(3)
3/16/06	$200,000	10%	5/31/06	(4)

(1) On March 22, 2005, the principal balance of these loans, together with accrued interest thereon, was converted into a total of 1,291,650 shares of our common stock.

(2) On August 12, 2005 the principal balance of these loans, together with accrued interest thereon, was converted into a total of 2,500,000 shares of our common stock.

(3) On March 22, 2005, this loan was converted into another debt instrument. In May 2006, such debt instrument was converted into shares of Viking’s common stock.

(4) On March 16, 2006, Donald Tucker loaned Viking Systems $200,000 in an unsecured note payable. The note was repaid on June 14, 2006.

Loan Guarantee Collateral

On January 27, 2005, we entered into a Loan and Security Agreement with Silicon Valley Bank. The Loan Agreement provided for a maximum borrowing of $200,000 and was secured by the assets of Viking Systems. The loan was also secured by a $200,000 certificate of deposit owned by Donald Tucker. We terminated the Loan and Security Agreement on June 6, 2006

Lockup Agreement

Donald Tucker entered into a Lockup Agreement as a condition to the closing of the Preferred Stock Transaction. Pursuant to such Lockup Agreement, Mr. Tucker may not resell his shares of Viking common stock for a period of two years from the closing date of the Preferred Stock Transaction except under certain conditions.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees, or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers, or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees, or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

SELLING SECURITY HOLDERS

The selling stockholders participated in our May 2006 Preferred Stock Transaction in which the selling stockholders acquired an aggregate of 8,000 shares of our Series B Convertible Preferred Stock, convertible into 44,444,444 shares of our commons stock, and five-year warrants to purchase a total of 22,222,222 shares of our common stock. The agreements pursuant to which we issued the securities to the selling stockholders require us to register the shares of our common stock underlying the Preferred Stock and Warrants issued in connection with the Preferred Stock Transaction, and any securities issued or issuable upon any stock split, dividend, or other distribution, recapitalization or similar event, or any adjustment with respect to the shares of our common stock issued or issuable in connection with our May 2006 private placement.

The selling stockholders are offering (i) up to 13,644,444 shares of common stock underlying 2,456 Shares of Series B Preferred Stock, (ii) 22,222,222 shares of common stock issuable upon the exercise of Common Stock Purchase Warrants exercisable at $0.35 per share and (iii) 5,486,000 shares of common stock issuable as dividend payments on the Series B Preferred Stock for a period of three years. The Series B Stock is convertible into Viking common stock at an effective conversion price of $0.18 per share of common stock. The conversion price of the Series B Preferred Stock, the exercise price of the Warrants, and the number of shares issuable upon the conversion of the Series B Preferred Stock and the exercise of the Warrants, are subject to adjustment pursuant to the terms of the transaction documents.

This is the second registration statement we have filed for the selling shareholders listed on page 49 of this prospectus. The first registration statement was declared effective August 10, 2006. The first registration statement related to 30,800,000 shares of common stock underlying 5,544 shares of Series B Preferred Stock owned by the selling shareholders.

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of such shares of our common stock from time to time by the selling stockholders.

The securities are being offered by the named selling security holders below. The table below assumes the immediate conversion of all shares of Preferred Stock and the exercise of all warrants to purchase common stock owned by the selling stockholders. These factors include, but are not limited to, the other rights associated with the terms of the warrant agreements, whether there is a specific exemption to registration under federal and state securities laws for the exercise, and the specific exercise price of the securities held by each selling security holder and its relation to the market price.

The selling stockholders may from time to time offer and sell, pursuant to this prospectus, and pursuant to a previously filed and declared effective registration statement, 44,444,444 shares of our common stock underlying the shares of Preferred Stock, 22,222,222 share underlying Warrants, and 5,486,000 shares issued as dividends. The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus, although they are not obligated to do so.

We do not know when or in what amounts the selling stockholders may offer the shares described in this prospectus for sale. The selling security holders may decide not to convert any Preferred Stock or sell any of the shares that this prospectus covers. Because the selling security holders may offer all or some of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares that the selling stockholders will hold after completion of the offering, we cannot estimate the number of the shares that the selling stockholders will hold after completion of the offering. However, for purposes of the following tables, we have assumed that, after completion of the offering, the selling security holders will hold none of the securities that this Prospectus covers.

Name	Number of Shares of Common Stock Owned Before Offering (1)	Number of Shares To Be Offered (2)	Number of Shares Owned After Offering (3)	Percentage of Shares of Common Stock Owned After Offering (4)

Bushido Capital Master Fund, LP(5)	13,528,624	7,753,624	-0-	0.0%
Midsummer Investment, Ltd.(6)	22,547,708	12,922,708	-0-	0.0%
Rockmore Investment Master Fund, Ltd.(7)	6,764,313	3,876,813	-0-	0.0%
Crestview Capital Master LLC(8)	9,019,083	5,169,083	-0-	0.0%
Gryphon Master Fund, L.P.(9)	7,440,743	4,264,493	-0-	0.0%
Gamma Opportunity Capital Partners, LP Class A(10)	2,254,771	1,292,271	-0-	0.0%
Vision Opportunity Master Fund, Ltd.(11)	2,254,771	1,292,271	-0-	0.0%
GSSF Master Fund. L.P.(12)	3,833,111	2,196,861	-0-	0.0%
Pierce Diversified Strategy Master Fund, LLC(13)	4,509,542	2,584,542	-0-	0.0%

Total	72,152,666	41,352,666	-0-	0.0%

        The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares that the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the Preferred Stock is subject to adjustment. The selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(1) Assumes all Preferred Stock owned by each of the selling stockholders is converted into Viking common stock, all warrants owned by selling stockholders are exercised and Preferred Stock dividends are paid in shares of common stock for three years.

(2) The selling stockholders have no obligation to sell all or any of their shares.

(3) Assumes all shares offered are sold, and all shares previously registered by the selling stockholders are sold.

(4) Percentage assumes that 134,017,607 shares of Viking common stock have been issued, all Preferred Stock was converted, all of the selling stockholders warrants were exercised, all Preferred Stock dividends were paid in shares of common stock, and all shares offered by this prospectus and the previous prospectus were sold by the selling stockholders.
(5) Number of shares of common stock owned before offering include 8,333,333 shares underlying the Preferred Stock. 4,166,667 shares under Warrants, and 1,028,624 shares representing dividends paid in common shares for three years. Christopher Rossman has voting and /or investment power over these securities.

(6) Number of shares of common stock owned before offering include 13,888,889 shares underlying the Preferred Stock, 6,944,444 shares under Warrants, and 1,714,375 shares representing dividends paid in common shares for three years. Midsummer Capital, LLC is the investment manager to Midsummer Investment Ltd.  By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment Ltd.  Midsummer Capital, LLC disclaims beneficial ownership of such shares.  Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investment Ltd.  Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of our common stock owned by Midsummer Investment Ltd.  Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our common stock and neither person has any legal right to maintain such delegated authority.

(7) Number of shares of common stock owned before offering include 4,166,667 shares underlying the Preferred Stock, 2,083,333 shares under Warrants, and 514,313 shares representing dividends paid in common shares for three years. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of September 1, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

        (8) Number of shares of common stock owned before offering include 5,555,555 shares underlying the Preferred Stock, 2,777,778 shares under Warrants, and 685,750 shares representing dividends paid in common shares for three years. This Selling Stockholder purchased the securities for investment purposes to be resold in the ordinary course of business. At the time of the purchase of the securities by this Selling Stockholder, it had no agreements, understandings, directly or indirectly, with any person to distribute the securities. The Selling Stockholder advised us that it is affiliated with a broker-dealer, Dillon Capital, and that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. The natural person having voting and / or investment power over these securities is Stewart R. Flink, Robert Hoyt, and Daniel I. Warsh.

(9) Number of shares of common stock owned before offering include 4,583,333 shares underlying the Preferred Stock, 2,291,667 shares under Warrants, and 565,743 shares representing dividends paid in common shares for three years. E. B. Lyon, IV has voting and /or investment power over these securities.

(10) Number of shares of common stock owned before offering include 1,388,889 shares underlying the Preferred Stock, 694,444 shares under Warrants, and 171,438 shares representing dividends paid in common shares for three years. Jonathan P. Knight has voting and /or investment power over these securities.

(11) Number of shares of common stock owned before offering include 1,388,889 shares underlying the Preferred Stock, 694,444 shares under Warrants and 171,438 shares representing dividends paid in common shares for three years. Adam Benowitz has voting and /or investment power over these securities.

(12) Number of shares of common stock owned before offering include 2,361,111 shares underlying the Preferred Stock, 1,180,556 shares under Warrants, and 291,444 shares representing dividends paid in common shares for three years. Tom C. Davis has voting and /or investment power over these securities.

(13) Number of shares of common stock owned before offering include 2,777,778 shares underlying the Preferred Stock, 1,388,889 shares under Warrants, and 342,875 shares representing dividends paid in common shares for three years. Christopher Rossman has voting and /or investment power over these securities.

FINANCIAL STATEMENTS

See the Financial Statements beginning on page F-1, “Index to Financial Statements.”

EXPERTS

The balance sheet of Viking as of December 31, 2005, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2005, have been audited by Peterson & Co., LLP, independent registered public accountants, as set forth in their report thereon. The balance sheet of Viking as of December 31, 2004, and the related statement of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2004 has been audited by Tanner LC.

LEGAL MATTERS

Cohne, Rappaport & Segal, Salt Lake City, UT, has acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered under this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 4, 2006 we filed a Form 8-K to announce the resignation of our previous independent registered public accounting firm and the appointment of Peterson & Co. LLP as our new independent registered public accounting firm. On January 17, 2006 we filed an amendment to such Form 8-K to provide additional information. There were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it.

The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at the public reference facility of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facility by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC’s Website located at http://www.sec.gov.

GLOSSARY

The following is a glossary of certain technical terms used in this Memorandum.

AAGL	American Association of Gynecologic Laparoscopy
ACOG	American College of Obstetrics and Gynecology
ACS	American College of Surgeons
ASBS	American Society of Bariatric Surgeons
AUA	American Urological Association
CCD	Charge Coupled Device
CME	Continuing Medical Education
CMOS	Complementary Metal-Oxide Semiconductor
EAU	European Association of Urology
ENT	Ear, Nose and Throat
ERP	Enterprise Resource Planning
FDA	U.S. Food and Drug Administration
GPO	Group Purchasing Organization
HD	High Definition
HMD	Head Mounted Display
LCD	Liquid Crystal Display
LRP	Laparoscopic Radical Prostatectomy
MIS	Minimally Invasive Surgery
OEM	Original Equipment Manufacturer
QSR	Quality System Regulation
SD	Standard Definition
SAGES	Society of American Gastroenterological Endoscopic Surgeons
SLS	Society for Laparoendoscopic Surgeons
SVGA	Super Video Graphics Array
VGA	Video Graphics Array

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Viking Systems, Inc.

We have audited the accompanying balance sheet of Viking Systems, Inc. (the “Company”) as of December 31, 2005 and the related statement of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viking Systems, Inc as of December 31, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has reported recurring losses from operations through December 31, 2005 and had a working capital deficit at December 31, 2005. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PETERSON & CO, LLP
San Diego, California
March 20, 2006

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Viking Systems, Inc.

We have audited the accompanying balance sheet of Viking Systems, Inc. as of December 31, 2004, and the related statement of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viking Systems, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recurring losses and negative working capital. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TANNER LC

Salt Lake City, Utah
January 28, 2005

VIKING SYSTEMS, INC.
Balance Sheets
December 31, 2005 and 2004

Assets	2005	2004

Current assets:
Cash and cash equivalents	$434,503	$139,393
Accounts receivable	248,258	277,767
Inventories	567,176	667,088
Prepaid expenses	48,148	85,785
Other current assets	34,789	59,757
Total current assets	1,332,874	1,229,790

Property and equipment, net	377,632	278,087

	$1,710,506	$1,507,877

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable	$515,781	$1,540,954
Accrued payroll and related expenses	230,773	210,034
Accrued royalties	84,658	46,251
Other Accrued expenses	112,916	94,864
Deferred revenue	-	159,150
Short-term bank borrowings	211,200	59,215
Related party convertible notes payable, net	766,918	400,000
Convertible notes payable net	1,502,158	-

Total current liabilities	3,424,404	2,510,468

Commitment and contingencies (note 16)

Stockholders' deficit:
Preferred stock, $.001 par value, 25,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 100,000,000 shares authorized;
34,526,550 and 30,606,150 issued and outstanding, respectively	34,528	30,607
Additional paid-in capital	8,095,714	1,282,223
Accumulated deficit	(9,844,140)	(2,315,421)

Total stockholders' deficit	(1,713,898)	(1,002,591)

	$1,710,506	$1,507,877

See accompanying notes to financial statements.

VIKING SYSTEMS, INC.
Statements of Operations
Years Ended December 31, 2005 and 2004

	Twelve Months Ended
	December 31,
	2005	2004

Sales, net	$3,835,451	$2,846,863
Cost of sales	2,930,337	1,993,530

Gross profit	905,114	853,333

Operating expenses:
General and administrative	1,528,411	1,381,948
Selling and marketing	2,929,987	831,731
Research and development	922,281	617,683

Total operating expenses	5,380,679	2,831,362

Operating loss	(4,475,565)	(1,978,029)

Other income (expense):
Interest expense	(3,053,154)	(6,699)

Net loss before income tax	(7,528,719)	(1,984,728)

Income tax expense	-	-

Net loss	$(7,528,719)	$(1,984,728)

Net loss per common share - basic and diluted	$(0.23)	$(0.22)

Weighted average shares - basic and diluted	32,626,000	9,044,000

See accompanying notes to financial statements.

VIKING SYSTEMS, INC.
Statement of Stockholders’ Deficit
Years Ended December 31, 2005 and 2004

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance December 31, 2003	-	-	6,294,650	6,295	338,705	(330,693)	14,307
Issuance of preferred stock to related party for cash	5,000,000	5,000	-	-	395,000	-	400,000
Issuance of common stock for cash	-	-	1,125,000	1,125	448,875	-	450,000
Issuance of common stock to related party for conversion of note payable	-	-	125,000	125	49,875	-	50,000
Issuance of common stock to related party for the conversion of preferred stock	(5,000,000)	(5,000)	20,000,000	20,000	(15,000)	-	-
Issuance of common stock to Board of Directors for services	-	-	7,500	8	2,992	-	3,000
Issuance of common stock in acquisition	-	-	3,054,000	3,054	58,026	-	61,080
Issuance of stock options for services	-	-	-	-	3,750	-	3,750
Net loss	-	-	-	-	-	(1,984,728)	(1,984,728)

Balance December 31, 2004	-	$-	30,606,150	$30,607	$1,282,223	$(2,315,421)	$(1,002,591)

Issuance of common stock to related party for conversion of note payable	-	-	3,791,650	3,792	1,012,868	-	1,016,660
Issuance of common stock to Board of Directors for services	-	-	18,750	19	7,481	-	7,500
Issuance of Warrants from convertible notes	-	-	-	-	1,948,849	-	1,948,849
Beneficial conversion feature from convertible notes	-	-	-	-	3,605,971	-	3,605,971
Issuance of stock options for services	-	-	-	-	158,682	-	158,682
Issuance of stock for services	-	-	110,000	110	79,640	-	79,750
Net loss	-	-	-	-	-	(7,528,719)	(7,528,719)

Balance December 31, 2005	-	$-	34,526,550	$34,528	$8,095,714	$(9,844,140)	$(1,713,898)

See accompanying notes to financial statements.

VIKING SYSTEMS, INC.
Statement of Cash Flows
Years Ended December 31, 2005 and 2004

	2005	2004

Cash flows from operating activities:
Net loss	$(7,528,719)	$(1,984,728)
Adjustment to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	271,591	55,240
Common stock and stock options issued for services	245,932	6,750
Interest expense from debt discount amortization	2,772,646	-
Change in operating assets and liabilities:
Accounts receivable, net	29,509	96,260
Inventories, net	99,912	(400,744)
Prepaids and other current assets	62,605	(145,542)
Accounts payable	(1,025,173)	1,172,427
Accrued expenses	93,858	259,194
Deferred revenue	(159,150)	149,900
Net cash used in operating activities	(5,136,989)	(791,243)

Cash flows from investing activities:
Net cash paid in acquisition	-	(158,718)
Purchase of property and equipment	(371,136)	(300,018)
Net cash used in investing activities	(371,136)	(458,736)

Cash flows from financing activities:
Net change in short-term bank borrowings	151,985	59,215
Proceeds from issuance of preferred stock	-	400,000
Payments on long term debt	-	(5,368)
Payments on related party notes	-	(50,000)
Proceeds from issuance of Common Stock	-	450,000
Proceeds from issuance of convertible debt	3,300,000	-
Proceeds from issuance of related-party convertible note payable	2,550,000	500,000
Payments for debt issue costs	(198,750)	-
Net cash provided by financing activities	5,803,235	1,353,847
Net increase in cash and cash equivalents	295,110	103,868
Cash and cash equivalents at beginning of year	139,393	35,525
Cash and cash equivalents at end of year	$434,503	$139,393

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$284,078	$1,740
Income taxes	$-	$-

See accompanying notes to financial statements.

VIKING SYSTEMS, INC.
Statement of Cash Flows
Continued

Supplemental Cash Flow Information:

During the year ended December 31, 2005, Viking Systems:

•
Allocated proceeds from convertible notes payable to and recorded debt discount based on the value of the warrants issued in connection with the notes and to the beneficial conversion feature, in the amounts of $1,948,849 and $3,605,971, respectively.

•	Converted $1,000,000 of convertible notes payable and interest of $16,660 into 3,791,650 shares of common stock

During the year ended December 31, 2004, Viking Systems:

•	Converted 5 million shares of Series A convertible preferred stock into 20 million shares of common stock.

•	Converted $50,000 of convertible notes payable into 125,000 shares of common stock

•
Acquired the assets of the visualization technology business of Vista Medical Systems, Inc. in a purchase transaction (see note 3). The transaction required the payment of $158,718, the assumption of $453,882 of liabilities, and the issuance of 3,054,000 shares of common stock. In connection with this acquisition, Viking Systems recorded the following:

Accounts receivable	$374,027
Inventories	266,344
Property and equipment	33,309
Accounts payable and accrued expenses	(448,514)
Long-term debt	(5,368)
Common stock issued	(61,080)
Net cash paid	$158,718

See accompanying notes to financial statements.

VIKING SYSTEMS, INC.
Notes to Financial Statements

1. Organization and Summary of Significant Accounting Policies
Organization and Business
Viking Systems, Inc., (“Viking Systems” or the “Company”) was organized as a corporation in the state of Nevada on May 28, 1998, for the purpose of providing training and curriculum for the information technology industry. During 2001, Viking Systems changed its business focus to the development of software applications, hardware sales and leasing, and training and support. As of December 31, 2002, Viking Systems discontinued its operations. During 2004, Viking Systems purchased the assets of the visualization technology business of Vista Medical Systems, Inc. (“Vista”), a Delaware Corporation, involved in the development, manufacture, and sale of medical devices and related technology. Viking Systems has continued to develop, manufacture, and sell the products associated with Vista’s visualization technology business.

Cash and Cash Equivalents Viking Systems considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk
Financial instruments which potentially subject Viking Systems to concentration of credit risk consist primarily of trade receivables. In the normal course of business, Viking Systems provides credit terms to its customers. Accordingly, Viking Systems performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management’s expectations.

Viking Systems maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Viking Systems has not experienced any losses in such account and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable
Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Specific reserves are estimated by management based on certain assumptions and variables, including the customer’s financial condition, age of the customer’s receivables, and changes in payment histories. As of December 31, 2005 no allowances for doubtful receivables were considered necessary. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

1. Organization and Summary of Significant Accounting Policies
Inventories
Parts and supplies inventories are stated at the lower of cost or market. Cost is determined using the standard cost method. Work-in-process and finished goods are stated at the lower of the accumulated manufacturing costs or market.

Continued
Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the useful lives of the assets, which range from one to four years. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property and equipment are reflected in operations.

Revenue Recognition
Revenues are derived from the sale of surgical visualization technology products to end users, distributors and original equipment manufactures. Revenue from the sale of products is recognized when a purchase order has been received, the system has been shipped, the selling price is fixed or determinable, and collection is reasonably assured. Most system sales are F.O.B. shipping point, therefore, shipment is deemed to have occurred when the product is delivered to the transportation carrier.

Most of Viking Systems’ sales through December 31, 2005 have been for products that did not include installation services. If installation is included as part of the contract, revenue is not recognized until installation has occurred, or until any remaining installation obligation is deemed to be perfunctory. Some sales of systems may include training as part of the sale. In such cases, the portion of the revenue related to the training, calculated based on the amount that would be charged for training on a stand-alone basis, is deferred and recognized when the training has been provided.

The sales of products do not include specific customer acceptance provisions and do not include the right of return except in cases where the product does not function as guaranteed by Viking Systems. Viking Systems provides a reserve allowance for estimated returns. To date, returns have not been significant.

Impairment or Disposal of Long-Lived Assets
Long-lived assets such as property, equipment and definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset. Impairment of long-lived assets is assessed at the lowest levels for which there are identifiable cash flows that are independent of other groups of assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less the estimated costs to sell. In addition, depreciation of the asset ceases. During the years ended December 31, 2005 and 2004, no impairment of long-lived assets was recorded.

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

1. Organization and Summary of Significant Accounting Policies Continued
Income Taxes
Viking Systems accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings Per Common and Common Equivalent Share The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year.

The computation of diluted earnings per common share is based on weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the conversion of convertible preferred stock and convertible notes payable and the exercise of stock options and/or warrants outstanding using the treasury stock method and the average market price per share during the year. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive. 26,250,000 shares issuable upon conversion of the convertible notes payable and 13,028,000 shares issuable upon exercise of stock options and warrants were excluded from the weighted average shares calculation for 2005 because their effect was anti-dilutive. 800,000 shares issuable upon conversion of the convertible notes payable and 2,816,000 shares issuable upon exercise of stock options were excluded from the weighted average shares calculation for 2004 because their effect was antidilutive.

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

1. Organization and Summary of Significant Accounting Policies Continued
Stock-Based Compensation
Viking Systems accounts for its employee stock-based compensation plans using the intrinsic value method, as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, Viking Systems records deferred compensation costs related to its employee stock options when the current market price of the underlying stock exceeds the exercise price of each stock option on the measurement date (usually the date of grant). During 2005 and 2004, Viking Systems did not grant any stock options to employees or members of Viking Systems’ Board of Directors with exercise prices below the market price on the measurement date.

An alternative method to the intrinsic value method of accounting for stock-based compensation is the fair value based method prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." If Viking Systems used the fair value based method, Viking Systems would be required to record compensation expense based on the fair value of the stock option at the date of grant as computed using an option-pricing model, such as the Black-Scholes option pricing model. The calculated fair value would then be amortized over the vesting period of the stock option.

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

1. Organization and Summary of Significant Accounting Policies Continued
Stock-Based Compensation - Continued
The following table illustrates the effect on net loss and net loss per share as if Viking Systems had elected to use the fair value based method to account for its employee stock-based compensation.

	Years Ended December 31,
	2005	2004

Net loss, as reported	$(7,528,719)	$(1,984,728)
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(274,060)	(24,116)

Pro forma net loss	$(7,802,779)	$(2,008,844)

Loss per share: Basic and diluted - as reported	$(.23)	$(.22)

Basis and diluted - pro forma	$(.24)	$(.22)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2005	2004

Expected dividend yield	$-	$-
Expected stock price volatility	67-75%	24-35%
Risk-free interest rate	4.02-4.65%	4.17%
Expected life of options	10 years	1-10 years

The weighted average fair value of options granted during the years ended December 31, 2005 and 2004 was $.33 and $.15, respectively.

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

1. Organization and Summary of Significant Accounting Policies Continued
Stock-Based Compensation to non-employees
The Company accounts for equity securities issued to non-employees in exchange for goods or services in accordance with SFAS No. 123 and Emerging Issues Task Force 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”(EITF No. 96-18”). SFAS No. 123 requires that the value of equity instrument issued to non-employees be measured at the fair value or the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. EITF No. 96-18, addresses measurement date issues and provides guidance on the recognition of the cost of such transactions. Under the provisions of EITF No. 96-18, the measurement date for determining the fair value of equity instruments issued to non-employees is based on the earlier of either of the following: 1) The date at which a commitment for performance by the counterparty to earn the equity instrument is reached; or 2) The date at which the counterparty’s performance is complete. EITF No. 96-18 further provides that the fair value of the equity instrument issued in transactions with non-employees in exchange for goods or services be recognized in the same period(s) and in the same manner as if the enterprise had paid cash for the goods or services.

Reclassifications
Certain reclassifications have been made to prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

2. Going Concern
The accompanying financial statements have been prepared under the assumption that Viking Systems will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the financial statements for the years ended December 31, 2005 and 2004, Viking Systems has a substantial working capital deficiency, has recurring net losses, and has incurred net cash outflows from operating activities. These factors raise substantial doubt about Viking Systems’ ability to continue as a going concern.

The financial statements do not include any adjustments that might be necessary should Viking Systems be unable to continue as a going concern. Viking Systems’ continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitability. Viking Systems plans to obtain financing through the sale of equity securities and the issuance debt. There can be no assurance that such financing will be available on acceptable terms, or at all.

3. Acquisition
On April 15, 2004, Viking Systems acquired all of the assets of the visualization business segment (the Segment) of Vista Medical Technologies, Inc. (Vista). Pursuant to the terms of the Asset Purchase Agreement, Viking Systems purchased all assets related to the Segment in exchange for a combination of cash, common stock, and assumed liabilities. Specifically, at closing, Viking Systems was required to pay Vista cash of the sum of $158,718, and issue shares of its common stock equal to ten percent (10%) of the fully-diluted common shares of Viking stock (3,054,000 shares). Additionally, at closing, Viking Systems entered into a license agreement for the intellectual property and product rights used in the operation of the Segment. In exchange for this license grant, Viking Systems will pay Vista royalties over the next five (5) years based on sales of the products of the Segment by Viking Systems. The license agreement contains minimum royalties of $150,000 in year one, $300,000 in each of years two, three and four, and $375,000 in year five. The royalties payable by Viking Systems under the License Agreement are capped at $4,500,000 in the aggregate, over the five-year period. Vista will retain ownership of all intellectual property and product rights under the License Agreement until these royalty obligations have been satisfied, at which time Vista will transfer ownership of such intellectual property and product rights to Viking Systems. Lastly, Vista consigned to Viking Systems at closing its current inventory of products and parts. Viking Systems will reimburse Vista the value of that inventory, if and when sold, over the course of the next year. On April 15, 2005 Viking purchased the remaining inventory for $1. The Inventory was obsolete and expensed at that time.

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

3. Acquisition Continued	Assets acquired, liabilities assumed, common stock issued, and cash paid in the acquisition is detailed as follows:

Accounts receivable	$374,027
Inventories	266,344
Property and equipment	33,309
Accounts payable and accrued expenses	(448,514)
Long-term debt	(5,368)
Common stock issued	(61,080)
Net cash paid in acquisition	$158,718

4. Detail of Certain Balance Sheet Accounts	Details of certain balance sheet accounts as of December 31, 2005 and 2004, are as follows:

	2005	2004

Inventories:
Parts and supplies	$292,277	$228,598
Work-in-progress	150,016	240,091
Finished goods	124,883	198,399
	$567,176	$667,088

Accrued payroll and related expenses:
Accrued wages and salaries	124,196	126,278
Accrued vacation	106,577	83,756
	$230,773	$210,034

5. Property and Equipment	Property and equipment consists of the following at December 31:

	2005	2004

Equipment	$647,440	$287,158
Furniture and fixtures	57,023	46,169

	704,463	333,327
Less accumulated depreciation	(326,831)	(55,240)
	$377,632	$278,087

Depreciation expense was $271,591 and $49,214 for the years ended December 31, 2005 and 2004, respectively.

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

6. Deferred Revenue	As of December 31, 2004, Viking Systems had deferred revenue of $159,150, which consisted of a sale for which product had been delivered and invoiced, but installation had not occurred.
7. Short-term Bank Borrowings
Viking Systems has an agreement with a bank through which the bank will advance funds to Viking Systems equal to 80% of receivables resulting from sales by Viking Systems up to a maximum of $400,000. Funds advanced accrue interest at prime plus 3.5%. The agreement expires September 14, 2006. Upon collection of the receivable from the customer, the bank is paid the funds advanced and the interest accrued, and the remaining amount of the collection is remitted to Viking Systems. As of December 31, 2005, and 2004, Viking Systems had $11,200 and $59,215, respectively, of advances due to the bank. These advances are subject to certain affirmative and negative covenants and are secured by substantially all of the Company’s assets.

Viking Systems has a Loan and Security Agreement, dated as of February 9, 2005 and renewed on September 13, 2005, with Silicon Valley bank, under which Viking can borrow up to $200,000 against a Certificate of Deposit owned by Donald Tucker. In January 2006 the loan value was increased to $200,000. This agreement expires on May 13, 2006. As of December 31, 2005 Viking Systems had borrowed $200,000.

8. Convertible Notes Payable
During 2005 Viking Systems entered into a securities purchase agreements with 23 investors for the issuance of convertible debentures in the amount of $5,850,000. The notes bear interest at 10% (effective interest rate of 10% on the aggregate amount), mature on March 21, 2006 and are convertible into the Company’s common stock, at the holders’ option, at $.20 per share. Proceeds from the issuance of the convertible notes amounted to $5,651,250, net of original issue discount of $105,000 and debt issues costs of $93,750. These convertible notes are subject to certain affirmative and negative covenants and are secured by substantially all of the Company’s assets.

Included in the total convertible notes issued during 2005 are $1,050,000 of notes issued to a significant stockholder, and $1,500,000 of notes issued to a firm in which a member of the Viking Systems board of directors is a partner. During 2005, $400,000 of notes issued during 2004 and $600,000 of notes issued during 2005 to the significant stockholder were converted into a total of 3,791,650 shares of common stock.

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

8. Convertible Notes Payable Continued
In connection with the notes, the Company issued 7,187,500 warrants to the investors. The warrants are exercisable until September 21, 2009 at a purchase price of $.40 per share. The Company determined the fair value of the warrants issued in connection with the convertible notes using a Black-Scholes valuation model, and allocated the proceeds from the issuance of the notes between the warrants and convertible debt, based on the determination of their relative fair values. As a result of the fair value allocation of the warrants, Viking Systems recorded debt discount and additional paid in capital in the amount of $1,948,849. The recorded debt discount will be amortized as non-cash interest expense over the term of the debt. As the effective conversion price of the notes on the date of issuance was below the fair market value of the underlying common stock, Viking Systems recorded additional debt discount in the amount of $3,605,971 in connection with the beneficial conversion feature of the notes. The debt discount recorded as a result of the beneficial conversion feature will be amortized as non-cash interest expense over the term of the debt.

Through December 31, 2005 the Company recorded a total of $2,772,646 of interest expense resulting from the amortization of warrant, beneficial conversion and original issue discounts. As of December 31, 2005 and 2004 convertible notes payable balances are summarized as follows:

	Convertible Notes Payable	Convertible Notes Payable, Related Party

Balance - 12/31/04	$-	$400,000
Notes issued - 2005	3,300,000	2,550,000
Note conversions - 2005	-	(1,000,000)
Unamortized warrant and
beneficial conversion discount	(1,761,430)	(1,120,925)
Unamortized original issue discount	(36,412)	(62,157)

Net balance - 12/31/05	$1,502,158	$766,918

9. Preferred Stock
In March 2004, Viking Systems sold 5,000,000 shares of Series A Preferred Stock to a significant stockholder for $400,000. During 2004, all 5,000,000 shares of Series A Preferred Stock were converted into 20,000,000 shares of common stock.

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

10. Income Taxes	The components of the 2005 and 2004 provision for federal and state income tax benefit (expense) completed in accordance with statement No. FAS 109 are summarized below:

	2005	2004
Current

Federal	-	-
State	(1,300)	-

Deferred

Federal	-	-
State	-	-
	(1,300)	-

The difference between income taxes at statutory rates and the amount presented in the financial statements is a result of the following:

	2005	2004

Expected Income tax benefit at statutory rate	$3,011,000	$740,000
Tax amortization of excess purchase price allocation	-	55,000
Meals and entertainment	(15,000)	(3,000)
Research and development tax credit	-	63,000
Minimum state taxes	(1,300)	-

Other	(27,000)	57,000
Change in valuation allowance	(2,969,000)	(912,000)
	$(1,300)	$-

Deferred income tax benefit reflects the impact of timing differences between amounts of assets and liabilities for financial reporting purposes and amounts as measured by income tax laws. Deferred tax assets are as follows at December 31,:

	2005	2004

Operating loss carry forwards	$3,774,000	$825,000
Research and development tax credit	45,000	100,000
Basis Difference in Fixed Assets	46,000	-
Accrued liabilities	82,000	53,000
Less valuation allowance	(3,947,000)	(978,000)
	$-	$-

 VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

10. Income Taxes Continued
Viking Systems has federal and state net operating losses of approximately $9,436,000 which begins to expire in 2019 for federal purposes and 2014 for state purposes. The amount of net operating loss carry forward that can be used in any one year may be limited by significant changes in ownership as defined by section 382 of the Internal Revenue Code and similar state tax laws. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary difference become deductible. Management has provided a valuation allowance in the amount of $3,947,000 as of December 21, 2005 since the realization of future taxable income can not be supported. The net change in valuation allowance for 2005 was an increase of $2,969,000.

11. Operating Leases
Viking Systems leases its office space and certain office equipment under non-cancelable operating lease agreements. Future minimum lease payments on these leases as of December 31, 2005, are as follows:

Years Ending December 31,

2006	$270,342
2007	247,244
2008	9,466
$527,052

Rent expense for the years ended December 31, 2005 and 2004 was $192,274 and $169,496, respectively.

12. Related Party Transactions	During the year ended December 31, 2005, Viking Systems:
•	Issued 1,291,650 shares of common stock to a significant stockholder upon conversion of related party convertible notes payable of $500,000 and interest of $16,660.
•	Issued 2,500,000 shares of common stock to a significant stockholder upon conversion of convertible notes payable of $500,000.
•	Had convertible notes payable, at December 31, 2005 to a significant shareholder totaling $450,000 (These notes are presented on the balance sheet net of unamortized debt discount totaling $367,757).
•	Had convertible notes payable, at December 31, 2005 to a firm in which a member of Viking Systems’ Board of Directors is a partner totaling $1,500,000. These notes are presented on the balance sheet net of unamortized debt discount totaling $815,325.
•	Entered into a Loan and Security Agreement, pursuant to which Viking can borrow up to $200,000 which is secured by a Certificate of Deposit owned by a significant shareholder. This agreement expires on May 13, 2006.

 VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

12. Related Party Transactions Continued	During the year ended December 31, 2004, Viking Systems:
•	Sold 5 million shares of Series A Preferred Stock to a significant stockholder for $400,000.
•	Issued 125,000 shares of common stock to a significant stockholder upon conversion of related party convertible notes payable of $50,000.
•	The convertible note balance at December 31, 2004 was $400,000.

13. Stock Options and Warrants
Common Stock Options and Warrants
The Company has a Stock Option Plan (Plan) under which officers, key employees, and non-employee directors may be granted options to purchase shares of the Company’s authorized but unissued common stock. The maximum number of shares of the Company’s common stock available for issuance under the Plan is 7,500,000 shares. As of December 31, 2005, the maximum number of shares available for future grants under the Plan is 1,783,000 shares. Under the Plan, the option exercise price is equal to the fair market value of the Company’s common stock at the date of grant. Options currently expire no later than 10 years from the grant date and generally vest within five years. Proceeds received by the Company from exercises of stock options are credited to common stock and additional paid-in capital. Additional information with respect to the Plan’s stock option activity is as follows:

	Shares	Weighted Average Exercise Price

Options outstanding January 1, 2004	1,200,000	$.02
Granted in 2004	1,616,000	$.44

Options outstanding December 31, 2004	2,816,000	$.26
Granted in 2005	3,025,000	$.49
Cancelled in 2005	135,000	$.48

Options outstanding December 31, 2005	5,706,000	$.38

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

13. Stock Options and Warrants Continued	The following table summarizes information about stock options to purchase common stock outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.02	1,200,000	3.00	$0.02	1,200,000	$0.02
$.35-.65	4,506,000	5.90	$0.47	1,115,667	$0.42
	5,706,000	5.30	$0.38	2,315,667	$0.21

	Shares	Weighted Average Exercise Price
Warrants outstanding January 1, 2004	-	$-
Granted	-	$-
Exercised	-	$-

Warrants outstanding December 31, 2004	-	$-
Granted	7,187,500	$.40
Exercised	-	$-

Warrants outstanding December 31, 2005	7,187,500	$.40

13. Stock Options and Warrants Continued
During the year ended December 31, 2005, Viking issued warrants to purchase an aggregate of 7,187,500 shares of the Company’s common stock, in connection with the issuance of convertible notes payable. Such warrants are exercisable at a price of $.40 per share through September 2008.

The following table summarizes information about warrants to purchase common stock outstanding at December 31, 2005:

Warrants Outstanding			Warrants Exercisable
Range of Warrant Exercise Price	Number of Warrants	Weighted- Average Exercise Price	Weighted- Average Remaining contractual Life	Number of Warrants	Weighted- Average Exercise Price
$0.40	7,187,500	$0.40	2.75	7,187,500	$0.40

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

14. Common Stock Issued For Services
During 2005 Viking Systems issued a total of 220,000 shares of common stock as compensation for services to non-employees. According to the terms of the agreements for these services, the shares are restricted and must be returned on a pro rata basis in the event that the agreements are terminated prior to completion of the services period. Accordingly, the shares are being treated as unissued until such time as services under the agreement have been provided and the shares are no longer forfeitable. Through December 31, 2005 a total of 110,000 shares have been recorded as issued pursuant to these agreements.

15. Major Customers
During the year ended December 31, 2005, Viking Systems had sales to three customers that accounted for 26%, 21% and 19%, respectively, of total sales. During the year ended December 31, 2004, Viking had sales to two customers that accounted for 49% and 17%, respectively of the total sales.

16. Commitments and Contingencies
In connection with the acquisition discussed in Note 3, Viking Systems entered into a license agreement for the intellectual property and product rights used in the operation of the business acquired. In exchange for this license grant, Viking Systems will pay Vista royalties of 5% of all original equipment manufacturer (OEM) sales and 10% of all sales of the 3Di EndoSite System over the five (5) years following the acquisition. The license agreement contains minimum royalties of $150,000 in year one, $300,000 in each of years two, three and four, and $375,000 in year five. The royalties payable by Viking Systems under the license agreement are capped at $4,500,000 in the aggregate, over the five-year period. Vista will retain ownership of all intellectual property and product rights under the license agreement until these royalty obligations have been satisfied, at which time Vista will transfer ownership of such intellectual property and product and product rights to Viking Systems. If Viking Systems fails to make a minimum royalty payment in any period under the license agreement, the license agreement will automatically terminate and the intellectual property and product rights will be retained by Vista. As of December 31, 2005 and 2004, Viking Systems had accrued royalties related to this agreement of approximately $75,000 and $39,000 respectively. During 2005 and 2004, Viking Systems paid approximately $225,000 and $78,000, respectively in royalties under this agreement.

Viking Systems has also entered into a royalty agreement with a supplier. The royalty agreement requires payments of 4% of sales that use the supplier’s product. As of December 31, 2005, Viking Systems had accrued royalties related to this agreement of approximately $12,090. During 2005, Viking Systems did not pay any royalties under this agreement.

Viking Systems has a License Agreement with an individual, which originated as of April 15, 2004, whereas Viking has exclusive use of the licensor’s stereo imaging patents. Under this agreement, which expires on April 15, 2006, Viking Systems pays $50,000 per year in equal monthly payments. The McKinley patents have been licensed for potential new products and should the license agreement not be renewed, there will be no impact on Viking’s current business.

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

17. Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued statements of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), "Shared-Based Payment." SFAS No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No.123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. SFAS No. 123R generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB Opinion No. 25, "Accounting for Stock Issued to Employees", which was permitted under SFAS No. 123, as originally issued.

SFAS No. 123(R) requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements.

SFAS No. 123(R) is effective for public companies that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. For public companies that file as small business issuers, SFAS No. 123(R) is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005 (i.e., first quarter 2006 for Viking Systems). All public companies must use either the modified prospective or the modified retrospective transition method. Early adoption of this Statement for interim or annual periods for which financial statements or interim reports have not been issued is encouraged. Viking does not expect the implementation of SFAS No. 123R to have a material impact on the financial results of operations.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs", to amend the guidance in Chapter 4, "Inventory Pricing", of FASB Accounting Research Bulletin No. 43, "Restatement and Revision of Accounting Research Bulletins." SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The SFAS No. 151 requires that those items be recognized as current-period charges. Additionally, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. Viking Systems is currently evaluating the impact of the adoption of this Statement which is required to be adopted in the fiscal year 2006.

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

17. Recent Accounting Pronouncements Continued
As part of its short-term international convergence project with the FASB, on December 16, 2004, the FASB issued SFAS No. 153 to address the accounting for non-monetary exchanges of productive assets. SFAS No. 153 amends APB No. 29, "Accounting for Non-monetary Exchanges", which established a narrow exception for non-monetary exchanges of similar productive assets from fair value measurement. SFAS No. 153 eliminates that exception and replaces it with an exception for exchanges that do not have commercial substance. Under SFAS No. 153 non-monetary exchanges are required to be accounted for at fair value, recognizing any gains or losses, if their fair value is determinable within reasonable limits and the transaction has commercial substance.

The SFAS No. 153 specifies that a non-monetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. An entity should apply the provisions of SFAS No. 153 prospectively for non-monetary asset exchange transactions in fiscal periods beginning after June 15, 2005. Viking Systems will adopted this SFAS No. 153 in fiscal 2005 and its adoption did not have a material impact on the financial position or results of operations.

On June 7, 2005, FASB issued Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“SFAS No. 154”). SFAS No. 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements. Viking Systems does not expect that the adoption of SFAS No. 154 will have a material effect on its financial statements or results of operations.

In February 2006, the FASB issued SFAS No.155, "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB statements No. 133 and 140." This statement permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided that no interim period financial statements have bee issued for the financial year. Viking Systems does not expect the adoption of SFAS No.155 will have no material effect on the Company's financial statements or its results of operations.

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

18. Subsequent Events
During the first quarter of 2006, Viking Systems raised $200,000 through a loan from a significant shareholder. The loan earns 10% interest and is payable on May 31, 2006.

On March 20, 2005, convertible note holders of an aggregate principle amount of $5,100,000 with a maturity date of March 21, 2006, agreed to extend the maturity date to April 21, 2006.

During the second quarter of 2006, Viking received an extension for $150,000 convertible notes payable and raised $250,000 through the issuance of a convertible note (the “Note”). The general terms of this financing are as follows:

Maturity Date of Notes	The earlier of May 31, 2006 or the closing of a subsequent equity financing.
Interest Rate of Notes	Ten percent per annum.
Loan Premium	$12,500, due at maturity.
Optional Conversion
At the sole option of Lender the amounts may be converted into either of the following: (i) shares of Viking’s common stock at the lower of $.20 per share or the effective price per share of the common stock provided for in the Subsequent Financing; or (ii) the Preferred Stock and other securities offered in a subsequent financing.

Warrants
Viking Systems shall issue Lender the following Warrants: (i) a Warrant to purchase the greater of (i) 1,250,000 shares of Viking’s Common Stock and (ii) the Principal Amount of the Loan ($250,000) divided by the effective price per share of common stock provided for in the Subsequent Financing exercisable at $.50 per share, subject to adjustment pursuant to the terms of such Warrant. Such Warrant shall be for a term of five (5) years from the date hereof., and (ii) a Warrant to purchase the greater of (i) 1,250,000 shares of Viking’s Common Stock and (ii) the Principal Amount of the Loan ($250,000) divided by the effective price per share of common stock provided for in the Subsequent Financing exercisable at $.75 per share, subject to adjustment pursuant to the terms of such Warrant. Such Warrant shall be for a term of five (5) years from the date hereof.

VIKING SYSTEMS, INC.
Notes to Financial Statements
Continued

18. Subsequent Events Continued

Registration Rights
The common stock of Viking Systems issuable upon the conversion of the Promissory Note and the common stock issuable upon exercise of the Warrants shall have registration rights that are substantially equivalent to the registration rights granted to investors in a subsequent financing.

Additional
Lender acquired a promissory note from Viking Systems in December 2005 pursuant to a Securities Purchase Agreement. Viking has requested, and in the future will request that the holders of the promissory notes sold pursuant to such Securities Purchase Agreement waive certain payment dates, default dates and other provisions in order to provide Viking Systems with sufficient additional time to complete a subsequent financing. In consideration of Viking Systems’ agreements under this Loan Agreement, Lender agrees to execute such waivers and consents relating to the promissory note and Securities Purchase Agreement.

PART I - FINANCIAL INFORMATION
ITEM 1: FINANCIAL STATEMENTS
VIKING SYSTEMS, INC.
Balance Sheets - Unaudited

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$3,922,357	$434,503
Accounts receivable, net	276,868	248,258
Inventories	915,724	567,176
Prepaid expenses	32,346	48,148
Other current assets	79,293	34,789
Total current assets	5,226,588	1,332,874

Property and equipment, net	300,110	377,632

Total Assets	$5,526,698	$1,710,506

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable	$693,081	$515,781
Accrued payroll and related expenses	242,982	230,773
Accrued royalties	98,702	84,658
Other accrued expenses	197,681	112,916
Deferred revenue	15,188	-
Short-term bank borrowings	-	211,200
Related party convertible notes payable	-	766,918
Convertible notes payable net of debt discount	-	1,502,158
Derivative liability	7,953,902	-

Total current liabilities	9,201,536	3,424,404

Commitments and contingencies

Series B preferred stock, $0.001 par value; 8,000 shares authorized, issued and outstanding at June 30, 2006. No shares authorized, issued and outstanding at December 31, 2005 (aggregate liquidation preference of $8,068,384 and $0 at June 30, 2006 and December 31, 2005), respectively	8,068,384	-

Stockholders' deficit
Preferred stock, $.001 par value, 25,000,000 shares authorized, 8,000 and 0 shares of Series B preferred stock issued and outstanding at June 30, 2006 and December 31, 2005, respectively.	-	-
Common stock, $.001 par value, 200,000,000 shares authorized; 61,864,941and 34,526,550 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively.	61,865	34,528
Additional paid-in capital	6,783,094	8,095,714
Accumulated deficit	(18,588,181)	(9,844,140)

Total stockholders' deficit	(11,743,222)	(1,713,898)

Total liabilities and stockholders' deficit	$5,526,698	$1,710,506

See accompanying notes to financial statements

VIKING SYSTEMS, INC.
Statements of Operations - Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Sales, net	$883,180	$1,082,413	$2,138,024	$1,958,816
Cost of sales	742,823	806,425	1,632,700	1,425,650

Gross profit	140,357	275,988	505,324	533,166

Operating expenses:
General and administrative	684,434	337,476	1,213,624	829,242
Selling and marketing	1,135,241	695,225	2,009,609	1,169,043
Research and development	314,036	235,904	624,260	427,280

Total operating expenses	2,133,711	1,268,605	3,847,493	2,425,565

Operating loss	(1,993,354)	(992,617)	(3,342,169)	(1,892,399)

Other income (expense):
Interest income	21,787	-	21,787	-
Interest expense	(160,584)	(70,101)	(305,995)	(93,899)
Gain on extinguishment of debt	4,975,824	-	4,975,824	-
Amortization of debt discount	(5,500,000)	(687,501)	(8,480,878)	(754,033)
Loss on derivative liability	(1,612,610)	-	(1,612,610)	-

Net loss	$(4,268,937)	$(1,750,219)	$(8,744,041)	$(2,740,331)

Deemed dividend on Series B Preferred Stock
Accretion of Series B Preferred Stock to redemption value including dividend accrued	(8,068,384)		(8,068,384)

Net loss applicable to common stockholders	$(12,337,321)	$(1,750,219)	$(16,812,425)	$(2,740,331)

Net loss applicable to common stockholders per share - basic and diluted	$(0.27)	$(0.06)	$(0.41)	$(0.09)

Weighted average shares - basic and diluted	45,173,339	31,911,000	40,605,421	31,331,000

See accompanying notes to financial statements

VIKING SYSTEMS, INC.
Unaudited Statements of Cash Flows for the Six Months ended June 30

	2006	2005

Cash flows from operating activities:
Net loss	$(8,744,041)	$(2,740,331)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	165,572	108,255
Common stock issued for services	44,041	7,500
Stock based compensation expense	242,364	-
Amortization of debt discount	8,480,878	754,033
Gain on extinguishment of debt	(4,975,824)	-
Loss on derivative liability	1,612,610	-

Change in operating assets and liabilities:
Accounts receivable, net	(28,610)	(73,574)
Inventories, net	(324,177)	144,383
Prepaid expenses	15,802	72,414
Other current assets	(44,504)	-
Accounts payable	177,300	(954,077)
Accrued salaries and related expenses	12,209	-
Accrued royalties	14,044	-
Other accrued expenses	84,765	118,491
Deferred revenue	15,188	(159,150)

Net cash used in operating activities	(3,252,383)	(2,722,056)

Cash flows from investing activities:
Purchase of property and equipment	(112,421)	(273,978)
Net cash used in investing activities	(112,421)	(273,978)

Cash flows from financing activities:
Net change in short-term bank borrowings	(211,200)	106,785
Proceeds from issuance of preferred stock, net	7,250,000	-
Payment of preferred stock offering costs	(436,142)	-
Proceeds from related party notes	200,000	100,000
Repayment of related party notes	(200,000)	-
Proceeds from convertible debt	250,000	2,750,000

Net cash provided by financing activities	6,852,658	2,956,785

Net increase (decrease) in cash and cash equivalents	3,487,854	(39,249)

Cash and cash equivalents at beginning of period	434,503	139,393

Cash and cash equivalents at end of period	$3,922,357	$100,144

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$150,428	$23,797

Income taxes	$-	$-

See accompanying notes to financial statements

Non-Cash Investing and Financing Activity
Six months ended June 30, 2006:

 During the six months ended June 30, 2006, the Company:

•	Converted $4,300,000 of convertible notes payable into 23,888,891 shares of common stock

•	Converted $450,000 of convertible notes payable held by Donald Tucker, a significant shareholder, and the Company’s President and Chief Executive Officer into 2,500,000 shares of common stock

•	Converted $750,000 of convertible notes payable into 750 shares of Series B Preferred stock

•	Issued 837,000 shares of common stock pursuant to a cashless exercise of 1,000,000 non qualified stock options issued in December 2003.

Six months ended June 30, 2005:

 During the six months ended June 30, 2005 the Company:

•	Allocated $825,000 of the proceeds from a convertible note payable to the value of the warrants issued, recording it as a debt discount.

•	Converted a $500,000 note payable held by Donald Tucker, a significant shareholder, and $16,659 of accrued interest into 1,291,650 shares of common stock.

See accompanying notes to financial statements

VIKING SYSTEMS, Inc.
Notes to Financial Statements (Unaudited)

1. INTERIM FINANCIAL STATEMENTS

The balance sheet of Viking Systems, Inc. (“Viking” or the “Company”) as of June 30, 2006 and the statements of operations and cash flows for the six months ended June 30, 2006 and 2005 are unaudited. However, management, in its opinion, has made all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position, results of operations and cash flows for the periods presented. The balance sheet as of December 31 2005 was derived from the company’s audited financial statements. The financial statements and notes thereto should be read in conjunction with the financial statements and notes for the years ended December 31, 2005, included in Viking Systems, Inc’s Form 10-KSB filed on April 17, 2006 with the Securities and Exchange Commission. The results of operations and cash flows for the three and six months ended June 30, 2006, are not necessarily indicative of results to be expected for the fiscal year ending December 31, 2006.

2. LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Historically, the Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations. Our independent registered public accounting firm included a going concern uncertainty explanatory paragraph in their report dated March 20, 2006, which is included in our Form 10-KSB for the year ended December 31, 2005.

The Company’s continuation as a going concern is dependent on its ability to generate sufficient income and cash flow to meet its obligations on a timely basis and/or obtain additional financing as may be required. During the six-months ended June 30, 2006 the Company generated net proceeds of approximately $6.9 million from financing activities. In addition, the Company continues to examine all aspects of its business for areas of improvement and continues to focus on increasing revenues and gross margins, reducing its fixed cost base and improving the Company’s working capital position. However, if anticipated improvements in operating results and cash flows from operations do not materialize, the Company will need to further reduce expenses. The Company also may require additional equity or debt financing to meet its working capital requirements. The sale of additional equity securities or debt financing could result in additional dilution to the Company’s current stockholders. There can be no assurance that additional financing, if required, will be available on terms satisfactory to the Company.

The financial statements included herein do not include any adjustments relating to the recoverability and classification of recorded assets or the amount or classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

VIKING SYSTEMS, Inc.
Notes to Financial Statements (Unaudited)

3. INVENTORY

Details of our inventory account balances as of June 30, 2006 and December 31, 2005 are as follows:

	June 30, 2006	December 31, 2005
Inventories:
Parts and supplies	$296,912	$292,277
Work-in-progress	294,422	150,016
Finished goods	324,390	124,883

	$915,724	$567,176

4. STOCK-BASED COMPENSATION

On January 1, 2006 the Company adopted Statement of Financial Accounting Standards (“SFAS”) No.123 (Revised 2004), “Share Based Payment,” (“SFAS 123R”), using the modified prospective method. In accordance with SFAS 123R, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period. The Company determines the grant-date fair value of employee share options using the Black-Scholes option-pricing model.

Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation cost recognized for the first quarter of fiscal 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006, based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard. During the three and six month periods ended June 30, 2006, the Company recorded $85,752 and $242,364 respectively, in non-cash stock-based compensation expense related to the implementation of SFAS 123R. As of June 30, 2006, there was approximately $968,020 of total unrecognized compensation costs related to unvested options, which is expected to be recognized over a weighted average period of approximately 2.67 years.

VIKING SYSTEMS, Inc.
Notes to Financial Statements (Unaudited)

4. STOCK-BASED COMPENSATION (continued)

The fair value of stock options at date of grant was estimated using the Black-Scholes model with the following assumptions: expected volatility of 79.7%, expected term of 10 years, risk-free interest rate of 5.23%, and expected dividend yield of 0%. Expected volatility is based on the historical volatilities of the Company’s common stock. The expected life of employee stock options is determined using historical data of employee exercises and represents the period of time that stock options are expected to be outstanding. The risk free interest rate is based on U.S. Treasury constant maturing for the expected life of the stock option.

The following table summarizes the stock option transactions during the six months ended June 30, 2006:

	Number of Shares	Weighted - Average Exercise Price	Weighted - Average Contractual Life

Options outstanding December 31, 2005	5,706,000	$0.38	4.95
Granted	1,040,000	0.37	9.84
Exercised	(1,000,000)	0.02	-
Cancelled	(40,000)	0.53	-

Options outstanding March 31, 2006	5,706,000	0.45	6.27

Granted	1,590,000	0.43	9.88
Exercised	-
Cancelled	(520,000)	0.45	5.84

Options outstanding June 30, 2006	6,776,000	0.48	6.94

Options Exercisable at March 31, 2006	2,140,667	0.39	6.11

Options Exercisable at June 30, 2006	2,260,667	0.39	6.05

Prior to January 1, 2006, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of SFAS No. 123,” the Company’s net earnings and earnings per share would have been:

VIKING SYSTEMS, Inc.
Notes to Financial Statements (Unaudited)

4. STOCK-BASED COMPENSATION (continued)

	For the three months ended June 30, 2005	For the six months ended June 30, 2005
Net loss as reported	$(1,750,219)	$(2,740,331)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(16,749)	(33,499)
Pro forma net loss	$(1,766,968)	$(2,733,830)

Basic and diluted loss per share - as reported	$(0.06)	$(0.09)
Basic and diluted loss per share - proforma	$(0.06)	$(0.09)

The pro forma compensation costs presented above were determined using the weighted average fair values of options granted under the Company’s stock option plans. The fair value of the grants was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions.

Expected life	10 years
Risk-free interest rate	4.86 - 5.23%
Dividend yield	-
Volatility	87-89%

5. RECENT ACCOUNTING PRONOUNCEMENTS

In February 2006, the Financial Accounting Standards Board (“FASB”) released Statement No. 155, Accounting for Certain Hybrid Financial Instruments, ("SFAS No. 155"). SFAS No. 155 is an amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 establishes, among other items, the accounting for certain derivative instruments embedded within other types of financial instruments; and, eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. Effective for the Company beginning January 1, 2007, SFAS No. 155 is not expected to have any impact on the Company's financial position, results of operations or cash flows.

VIKING SYSTEMS, Inc.
Notes to Financial Statements (Unaudited)

5. RECENT ACCOUNTING PRONOUNCEMENTS (continued)

In March 2006, the FASB released Statement No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, ("SFAS No. 156"). SFAS No. 156 amends SFAS No. 140 to require that all separately recognized servicing assets and liabilities in accordance with SFAS No. 140 be initially measured at fair value, if practicable. Furthermore, this standard permits, but does not require, fair value measurement for separately recognized servicing assets and liabilities in subsequent reporting periods. SFAS No. 156 is also effective for the Company beginning January 1, 2007; however, the standard is not expected to have an impact on the Company's financial position, results of operation or cash flows.

In the first quarter of 2006, the Company adopted Statement No. 154, Accounting for Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 , ("SFAS No. 154") which changed the requirements for the accounting for and reporting of a voluntary change in accounting principle. The Company also adopted Statement No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4 ("SFAS No. 151") which, among other changes, requires certain abnormal expenditures to be recognized as expenses in the current period versus capitalized as a component of inventory. The adoption of SFAS No. 154 did not impact the results presented and the impact on any future periods will depend on the nature and significance of any future accounting changes subject to the provisions of the statement. The adoption of SFAS No. 151 did not have any impact on the Company's financial position, results of operations or cash flows.

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109," ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in tax positions and requires that a Company recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have any impact on the Company's financial position, results of operations or cash flows.

6. SERIES B CONVERTIBLE PREFERRED STOCK

 In May 2006, our Board of Directors adopted a resolution designating a Series B preferred stock consisting of 8,000 shares. All 8,000 shares of Series B Preferred Stock (“Preferred Stock”) authorized have been issued. Each share of Series B Preferred, par value $0.001 per share, with a “Stated Value” of $1,000 per share, is convertible, subject to adjustments, into approximately 5,555 shares of common stock and warrants to purchase an additional 2,778 shares of common stock at an initial price of $0.35 per share.

In May, 2006 the Company issued the Series B Preferred for gross proceeds of $8,000,000, and incurred approximately $436,143 in issuance costs, which are recorded as a discount to the carrying value of the Series B Preferred. Proceeds from the sale of Series B Preferred consisted of $7,250,000 in cash and the conversion of $750,000 of convertible notes.

VIKING SYSTEMS, Inc.
Notes to Financial Statements (Unaudited)

6. SERIES B CONVERTIBLE PREFERRED STOCK (continued)

The Company expects to use the proceeds for general corporate purposes. The Company has recorded the redeemable convertible preferred stock as mezzanine equity on the accompanying balance sheet in accordance with the provisions of Emerging Issues Task Force (“EITF”) Topic D-98: “Classification and Measurement of Redeemable Securities” (“EITF Topic D-98”).

In accordance with EITF Issue No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and EITF Issue No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments,” proceeds from the issuance of the Preferred Stock were allocated to the fair value of warrants issued in connection with the issuance of the Preferred Stock, and to the intrinsic value of the beneficial conversion feature (“BCF”) , based on their respective relative fair values. Based on this allocation, the fair value of the warrants totaling $3,590,050 was recorded as a discount to preferred stock and an increase to warrant derivative liability, and the intrinsic value of the BCF was recorded as a discount to preferred stock and as additional paid in capital.

The following table summarizes the valuation of the Series B Preferred for the three and six month periods ended June 30, 2006.

Convertible preferred stock	$8,000,000
Less:
Issuance costs	436,142
Fair value of warrants	3,590,050
Beneficial conversion feature	3,973,808

Subtotal	$0
Plus:
Accrued dividends	68,384
Accretion of discount to redemption value	8,000,000

Convertible preferred stock	$8,068,384

The Company recorded the accretion of the Series B Preferred discount to its redemption value at issuance, since the preferred shares were immediately convertible. Total accretion of the discount to the Series B Preferred redemption value was recorded as a change to additional paid in capital and to the net loss attributable to common stockholders, amounting to $8,000,000 as of June 30, 2006. In addition, the Company accreted the dividend on the preferred stock as a charge to additional paid in capital.

Following is a summary of the Series B Preferred stock rights, preferences and privileges:

VIKING SYSTEMS, Inc.
Notes to Financial Statements (Unaudited)

6. SERIES B CONVERTIBLE PREFERRED STOCK (continued)

Dividends. Holders of the Series B Preferred Stock (each a “Holder”) are entitled to receive cumulative dividends at the rate per share of (i) up to and including May 22, 2009, 8% per annum, (ii) from May 22, 2009 through and including May 22, 2010, 11% per annum, and (iii) after May 22, 2011, 14% per annum. Dividends shall be paid in cash or shares of Viking common stock, or a combination thereof, pursuant to the terms and conditions of the transaction documents. Dividends are payable on the first day following the end of each fiscal quarter of the Company. Dividends do not compound; provided, that if the Company fails to pay such dividends as required, then accrued but unpaid dividends shall bear an interest rate of eighteen percent (18%) per annum compounding daily. Under certain circumstances, if dividend payments have not been made, at the Holder’s option, unpaid dividends may be accreted to, and increase, the outstanding Stated Value.

During the three and six month periods ended June 30, 2006, the Company recorded preferred stock dividends of approximately $68,384 as an increase to the net loss available to common stockholders in the accompanying consolidated statement of operations. All of this amount remained unpaid as of June 30, 2006.

Voting Rights. The holders of the Preferred Stock have no voting rights unless required under applicable state corporate law.

Liquidation. Upon any liquidation, dissolution, or winding-up of Viking, whether voluntary or involuntary (a “Liquidation”), the holders of Series B Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of Viking an amount equal to the stated value of the Series B Preferred Stock ($1,000 per share), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, for each share of Series B Preferred Stock before any distribution or payment shall be made to the holders of any junior securities, and if the assets of Viking shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B Preferred Stock shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. The stated value of the shares of Preferred Stock are initially convertible into shares of Viking’s common stock at a price of $.18 per share; however, the conversion price is subject to adjustment based upon certain conditions.  If all shares of Preferred Stock are converted into common stock at the initial conversion price, of which there can be no assurance, approximately 44,444,444 shares of common stock will be issued in such conversion. “Certain Price and Share Adjustments,” below, describes circumstances under which the Conversion Price may be modified.

VIKING SYSTEMS, Inc.
Notes to Financial Statements (Unaudited)

6. SERIES B CONVERTIBLE PREFERRED STOCK (continued)

Certain Price and Share Adjustments.

a)    Stock Dividends and Stock Splits. If Viking (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of Viking, then the conversion price shall be adjusted accordingly.

b)    Subsequent Equity Sales. If Viking sells or grants any option to purchase or sells or grants any right to reprice its securities, or otherwise disposes of or issues any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price of the Series B Preferred Stock (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”), then the conversion price shall be reduced, by multiplying the conversion price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock that the actual cash offering price for such Dilutive Issuance would purchase at the then Exercise Price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock so issued or issuable in connection with the Dilutive Issuance, but in no event shall such adjustment reduce the Conversion Price to less than $0.05.

c)    Subsequent Rights Offerings. If Viking shall issue rights, options, or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the effective value weighted average price (“VWAP”), then the conversion price shall be multiplied by a fraction of which the denominator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of common stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to Viking in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

VIKING SYSTEMS, Inc.
Notes to Financial Statements (Unaudited)

6. SERIES B CONVERTIBLE PREFERRED STOCK (continued)

Redemptions. Subject to certain conditions, the Company, at any time after the four year anniversary of the date that the Company’s registration statement covering the shares of common stock issuable upon conversion of the Preferred Stock is declared effective by the Securities and Exchange Commission, may redeem shares of Preferred Stock at the Stated Value plus any accrued and unpaid dividends and any other amounts due in respect of the Preferred Stock.

Pursuant to the terms and conditions of the transaction documents, upon the occurrence of certain events (each a “Triggering Event”), each Holder has the right to require the Company to redeem Preferred Stock for cash or for shares of Viking common stock. Depending upon the nature of the Triggering Event the Holder would:

(1) receive in cash for each share of Preferred Stock, the sum of (i) the greater of (A) 130% of the Stated Value or (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Conversion Price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Preferred Stock, or

(2) either (a) redeem all of the Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the sum of (i) the greater of (A) 130% of the Stated Value or (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Conversion Price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Preferred Stock divided by 75% of the average of the 10 VWAPs immediately prior to the date of election to redeem Preferred Stock for common stock, or (b) increase the dividend rate on all of the outstanding Preferred Stock held by such Holder to 18% per annum thereafter.

Registration Rights The Company and the Holders entered into a “Registration Rights Agreement” on May 22, 2006. Among other things, the Company was obligated to file a registration statement on Form SB-2 and cause such registration statement to become effective within 90 days (or 120 days in the event of a “full review” by the Securities and Exchange Commission). The agreement provides for liquidated damages by the Company to the Holders if the Company is unable to complete the registration, or subsequent registrations, or maintain such effectiveness.

VIKING SYSTEMS, Inc.
Notes to Financial Statements (Unaudited)

7. WARRANTS AND DERIVATIVE LIABILITY

The following table summarizes warrants outstanding as of June 30, 2006:

				Weighted
			Weighted	Average
		Range of	Average	Remaining
		Exercise	Exercise	Contractual
	Shares	Prices	Prices	Life

Warrants outstanding December 31, 2005	7,187,500	$0.40	$0.40	$3.10

Granted	25,694,451	$0.35-0.75	0.38	4.83
Exercised		-	-
Cancelled	(1,187,500)	0.40	0.40	2.92

Warrants outstanding June 30, 2006	31,694,451	$0.35-0.75	$0.37	$4.41

During the six months ended June 30, 2006, the Company issued a total of 25,694,451 warrants to purchase shares of its common stock at a weighted average exercise price of $0.38. Included in this total are the following:

•	Warrants to purchase 22,222,222 shares at an exercise price of $0.35 per share granted to purchasers of the Series B Preferred Stock.

•	Warrants to purchase 606,951 shares at an exercise price of $0.35 granted to note holders in connection with the modification of convertible debt terms.

•
Warrants to purchase 1,388,889 shares at an exercise price of $0.50 per share, and 1,388,889 shares of common stock at an exercise price of $0.75 per share in connection with a $250,000 bridge financing agreement.

•	Warrants to purchase 87,500 shares granted to the Company’s President and CEO at an exercise price of $0.35 per share in connection with an agreement to relinquish 562,500 previously issued warrants.

During the six months ended June 30, 2006 the Company recorded the cancellation of 1,187,500 warrants to purchase common stock at an exercise price of $0.40 held by the Company’s President and CEO.

VIKING SYSTEMS, Inc.
Notes to Financial Statements (Unaudited)

7. WARRANTS AND DERIVATIVE LIABILITY (continued)

In accordance with the provisions of EITF-00-19, “Accounting for Derivative Instruments Indexed to and Potentially Settled in, a Company’s own Stock,” the fair value of warrants to purchase common stock issued in connection with the Preferred Stock, and all other issued and outstanding warrants, have been classified as derivative liabilities. Allocation of proceeds from the Preferred Stock financing resulted in the recording of $3,590,050 as an increase to the derivative liability. The fair value of previously issued and outstanding warrants, as measured on the issuance date, $2,751,242, was reclassified from additional paid-in capital to derivative liabilities. The measurement of fair value of the warrants on June 30, 2006 was $7,953,902. The consequent change of $1,612,610 between the measurement dates in the value of the warrants required an increase in the derivative liability and a derivative loss in the amount of $1,612,610.

8. CONVERTIBLE NOTES PAYABLE

On April 22, 2006 the holders of convertible notes with an aggregate principal balance of $4,750,000 agreed to extend the term of the notes until May 31, 2006 and to convert the notes into common shares at $0.18 per share, instead of $0.20. Viking has agreed to register with the Securities and Exchange Commission and applicable state securities agencies, the shares of common stock that are issuable upon the conversion of the notes and the shares of common stock that underlie the warrants.

In April 2006, the Company received $250,000 through the issuance of a convertible note.  The note accrued interest at 10% per annum and was unsecured. In May 2006, the noteholder converted the note into 250 shares of Series B Preferred Stock. In connection with the issuance of this note, the Company recorded debt discount and additional paid in capital in the amount of $250,000 based on the intrinsic value of the beneficial conversion feature. The entire discount amount was amortized as other expense during the three months ended June 30, 2006.

Concurrent with the closing of the Series B Preferred Stock transaction, note-holders converted $5,500,000 of debt into equity instruments: $4,750,000 of the notes were converted into 26,388,891 shares of common stock and $750,000 of the notes were converted into 750 shares of Series B Preferred Stock. Each share of the Series B Stock is convertible, subject to adjustments, into approximately 5,555 shares of common and 2,778 warrants to purchase common stock.

In April 2006 the Company and note holders agreed to modify certain terms of convertible notes totaling $5,250,000. The revised conversion terms were sufficiently different from the initial conversion terms of the notes, requiring the Company to account for the change in conversion terms as a substantial modification of terms in accordance with EITF Issue No. 96-19, “Debtor’s Accounting and Modification on Exchange of Debt Instruments”.

VIKING SYSTEMS, Inc.
Notes to Financial Statements (Unaudited)

8. CONVERTIBLE NOTES PAYABLE (continued)

The original notes converted into common stock at a rate of $0.20 per share with 25% warrant coverage with warrants to purchase common stock exercisable at $0.40 per share. The new terms provided conversion into common stock at $0.18 per share and 25% warrant coverage with warrants to purchase common stock exercisable at $0.35 per share. As a result, the Company recorded a $4,975,824 gain on debt extinguishment in the current quarter representing the difference between the deemed reacquisition value of the convertible notes on the date the conversion terms were modified ($5,250,000) less the fair value of the modification of the warrants issued under the new conversion terms ($274,176). Upon conversion of this $5,250,000 in convertible notes, the Company issued 26,388,891 shares of common stock and 6,694,451 warrants to purchase shares of common stock.

9. COMMON STOCK

During the quarter ended June 30, 2006 the Company increased the number of authorized shares of common stock from 150,000,000 to 200,000,000. In addition, during the quarter, the Company recorded the issuance of 55,000 shares in connection with a consulting agreement entered into in June 2005. The Company also entered into an agreement with its Investor Relations firm to issue up to 250,000 shares at a quarterly rate of 62,500 shares, with the first issuance scheduled to be made on August 31, 2006.

10. RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2006, Viking Systems

•	Converted a $450,000 related party note payable to Donald E. Tucker, a significant shareholder, and the Company’s President and CEO, into 2,500,000 shares of common stock.
•	Had an unsecured note payable to Donald E. Tucker, a significant shareholder, and the Company’s President and CEO, in the amount of $200,000. This note was repaid on June 14, 2006.
•	Issued 87,500 warrants to purchase common stock at an exercise price of $0.35 per share to Donald E. Tucker, a significant shareholder, and the Company's President and CEO.
•
Cancelled 1,187,500 warrants to purchase common stock at an exercise price of $0.40 per share that were previously issued to Donald E. Tucker, a significant shareholder, and the Company's President and CEO.

During the six months ended June 30, 2005, Viking Systems

•
Issued 1,291,650 shares of common stock to Donald E. Tucker, a significant shareholder, and the Company’s President and CEO upon conversion of related party convertible notes payable of $500,000 and interest of $16,660.

•	Had convertible notes payable at June 30, 2005 to Donald E. Tucker, a significant shareholder, and the Company’s President and CEO, totaling $950,000.

VIKING SYSTEMS, Inc.
Notes to Financial Statements (Unaudited)

•
Entered into a Loan and Security Agreement with Silicon Valley Bank. The Loan Agreement provided for a maximum borrowing of $200,000 and was secured by the assets of Viking Systems. The loan was also secured by a $200,000 certificate of deposit owned by Donald E. Tucker, a significant shareholder, and the Company’s President and CEO.

11. SUBSEQUENT EVENTS

During 2005, Viking issued Convertible Promissory Notes (“Notes”) to certain accredited investors. Each of these investors was also issued a warrant to purchase shares of Viking common stock. In May 2006, each of the Note holders converted their Notes into shares of Viking common stock. In April 2006, Viking agreed to file, prior to June 21, 2006, a registration statement covering the shares of common stock issued upon the conversion of $4,450,000 of the Notes and shares of common stock underlying the warrants of these former Note holders. As a result of the required terms of the recently completed Series B Preferred Stock transaction, we were unable to include the securities of the former Note holders in the first registration statement. We anticipate a registration statement covering the Securities of these investors will be filed during the third or fourth quarter of 2006.

On July 26, 2006, we received a letter from one of the of the Note purchasers whose shares had been converted into common stock. Such letter claimed that because we did not file a registration statement covering their shares, its conversion was null and void and its previous loan amount, $1,500,000 was immediately due and payable and would accrue interest until paid at the rate of 15% per cent per annum. This letter was subsequently withdrawn by such Note purchaser.

We have agreed to pay all Note purchasers, who elect to receive it, a registration delay fee of one percent per month of their initial Note principal balance. The delay fee began on June 21, 2006 and terminates on the date the Securities and Exchange Commission declares effective a registration statement covering the securities of the Note purchasers. Based on this agreement, we have accrued a liability of $10,200 for such fees as of June 30, 2006.

Effective July 25, 2006, we changed our domicile from the State of Nevada to the State of Delaware by way of a reincorporation merger. Our Certificate of Incorporation and Bylaws as a Delaware corporation are similar to the Articles of Incorporation and Bylaws we had as a Nevada Corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our Certificate of Incorporation provides to the fullest extent permitted by the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended and restated, is to eliminate our rights and our shareholders lights (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

We estimate that our expenses in connection with this registration statement will be as follows:

Securities and Exchange Commission registration fee	$2,000
Legal fees and expenses	20,000
Accounting fees and expenses	10,000
Miscellaneous	3,000

Total	$35,000

Item 26. Recent Sales of Unregistered Securities

Following is a summary of unregistered securities issued during the period January 1, 2003 through May 31, 2006.

In December, 2003, Viking issued 81,000 shares of our restricted common stock for the conversion of $8,100 in outstanding debt to Mark Scharmann and Troika Capital Investment.

In November, 2003, Viking issued 30,000 shares of common stock to Mark Scharmann in lieu of Bill Marky as Mark Scharmann acquired the note in a private transaction. Bill Marky was originally offered a choice of converting the debt at $.10 per share or repayment at 10% interest annually. Mark Scharmann opted to convert the note to equity.

In December 2003, Viking sold 3,200,000 shares of common stock to Donald E. Tucker for $64,000 ($.02 per share) and 250,000 shares of our common stock to Troika Capital Investment for $5,000 ($.02 per share).

In December 2003, Viking issued 22,500 shares of common stock to David Knudson for services rendered valued at $2,250.

In December 2003, Viking issued 50,000 shares of common stock to Northcliffe Consulting, LLC, for consulting services rendered. The services provided were valued at $.02 per share, for total consideration of $1,000.

In April 2004, Viking issued 3,054,000 shares of common stock to Vista Medical Technologies, Inc. as part of the Asset Purchase Agreement for the Technology Division.

In July 2004, Viking issued 1,250,000 shares of common stock, at $.40 per share, to 16 individuals for cash used as working capital, including 125,000 shares to Donald Tucker.

In September 2004, Viking issued 7,500 shares of common stock, at $.40 per share, to our non-employee directors, as compensation.

In December, 2004 Viking issued 20,000,000 shares of common stock to Donald Tucker in connection with his conversion of 5,000,000 shares of Series A Preferred Stock into common stock.

In May 2005, Viking issued 18,750 shares of common stock, at $0.40 per share, to our non-employee directors, as compensation.

In August 2005, Viking issued 200,000 shares of common stock to Alliance Advisors, LLC as part of our agreement with this company to be our Investor Relations firm.

In August 2005, Viking issued 20,000 shares of common stock to Dermaplus, Inc. as part of our agreement with Alliance Advisors, LLC.

In August 2005, Viking issued 2,500,000 shares of common stock, at $.20 per share, to Donald Tucker as he converted a Convertible Secured Note Payable of $500,000.

In March 2005, Viking issued 1,291,650 shares of common stock, at $.40 per share, to Donald Tucker as he converted a Convertible Secured Note Payable of $500,000 and interest in the amount of $16,660.

In May 2006 Viking issued an aggregate of 26,388,896 shares of common stock to 20 persons and entities in connection with the conversion of $4,750,000 of convertible notes into shares of Viking common stock ($.18 per share).

In May 2006, Viking issued 8,000 shares of its Series B Preferred Stock and warrants to purchase common stock to the investors

All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

Item 27. Exhibits.

The following exhibits are filed as part of this registration statement. Exhibit numbers correspond to the exhibit requirements of Regulation S-B.

Exhibit Number	Description
3.1	Certificate of Incorporation (1)
3.3	Bylaws (1)
3.4	Designation of Series B Preferred Stock (1)
5.1	Opinion Legality (2)
10.1	Option Agreement - Daniel F Crowley (2)
10.2	Asset Purchase Agreement - Vista Medical Technologies, Inc.(2)
10.3	Patent and Technology License Agreement (2)
10.4	Stock Incentive Plan (3)
10.5	Non-Employee Director Stock Option Plan (3)
10.6	Silicon Valley Bank Loan and Security Agreement (4)
10.7	Intellectual Property Security Agreement (4)
10.8	Lease Agreement (7)
10.9	Securities Purchase Agreement (8)
10.10	Registration Rights Agreement (8)
10.11	Warrants to Purchase Common Stock (8)
14.1	Code of Ethics (2)
21.1	Subsidiaries of Registrant - None
23.1	Consent of Peterson & Co. LP
23.2	Consent of Tanner LC
23.3	Consent of Cohne, Rappaport & Segal, P.C. (see Exhibit 5.1)

(1)    Incorporated by reference from our Form 8-K filed July 26, 2006.
(2)    Previously filed.
(3)    Incorporated by reference from our Form 8-K dated December 24, 2003.
(4)    Incorporated by reference from our Form 8-K dated March 31, 2004.
(5)    Incorporated by reference from our Form 8-K dated December 24, 2003.
(6)    Incorporated by reference from our Form 8-K dated October 1, 2004.
(7)    Incorporated by reference from our Form 8-K dated May 22, 2006.

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events that, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by, or on behalf of, the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by, or on behalf of, the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California on November 2, 2006.

VIKING SYSTEMS, INC.

By: /s/ Donald E. Tucker
Chief Executive Officer President

By: /s/ Gregory M. Decker
Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald E. Tucker	Chairman of the Board/Director	November 1, 2006
Chief Executive Officer, Principal Executive Officer

/s/ Gregory M. Decker	Chief Financial Officer	November 1, 2006
Principal Accounting and Financial Officer0

/s/ Daniel F. Crowley	Director	October 30, 2006

/s/ Nathan Harrison, M.D.	Director	October 30, 2006

/s/ Brian M. Miller	Director	October 30, 2006